UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No.1 to

Form S-1

COMMISSION FILE NO. 333-249361

VIVIC CORP.

 (Exact name of registrant as specified in its charter)

Nevada	7999	98-1353606
State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

187 E. Warm Springs Rd., PMB#B450

Las Vegas, NV 89119

Tel: 702-899-0818

(Address and telephone number of registrant's United States corporate virtual office)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:

[x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

[x]

If this Form is a post-effective registration statement filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

[x]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]                     Accelerated filer [ ]

Non-accelerated filer [x]                       Smaller reporting company [x]

Emerging growth company [x]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

[]

EMERGING GROWTH COMPANY STATUS

We may qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or “JOBS Act.” For as long as we are an emerging growth company, unlike other public companies, we will not be required to:

•

provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

•

comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

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•	comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the Securities and Exchange Commission determines otherwise;

•	provide certain disclosure regarding executive compensation required of larger public companies; or

•	obtain shareholder approval of any golden parachute payments not previously approved.

We will cease to be an “emerging growth company” upon the earliest of:

•	when we have $1.0 billion or more in annual revenues;

•	when we have at least $700 million in market value of our common shares held by non-affiliates;

•	when we issue more than $1.0 billion of non-convertible debt over a three-year period; or

•	the last day of the fiscal year following the fifth anniversary of our initial public offering.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount Registration Fee
Common stock, par value $0.001 per share	25,300,000	$1.00	$25,300,000.00	$2,760.23

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Registration fee solely calculated pursuant to Rule 457(a) based on the estimated Amount of Securities to be Registered multiplied by the Proposed Maximum Offering Price Per Share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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TABLE OF CONTENT

Page

ABOUT THIS PROSPECTUS	1
FORWARD-LOOKING STATEMENTS	1
PROSPECTUS SUMMARY	2-7
THE OFFERING	8
RISK FACTORS	9-13
USE OF PROCEEDS	13
DILUTION	13
DIVIDEND POLICY	13
PLAN OF DISTRIBUTION	13-14
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS BUSINESS	14-16
DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION	16-17
MANAGEMENT	17-18
EXECUTIVE OFFICER AND DIRECTOR COMPENSATION	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	18-19
MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS	19
DESCRIPTION OF CAPITAL STOCK	19-21
SHARES ELIGIBLE FOR FUTURE SALE	21
TAXATION	21-22
LEGAL MATTERS	22
EXPERTS	22
WHERE YOU CAN FIND ADDITIONAL INFORMATION	22
FINANCIAL STATEMENTS	23-57
PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS	a
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	a
INDEMNIFICATION OF DIRECTORS AND OFFICERS	a
RECENT SALES OF UNREGISTERED SECURITIES	a
EXHIBITS AND FINANCIAL STATEMENT SCHEDULES	a
UNDERTAKINGS	a-b
SIGNATURE	c

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Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission. Under this registration statement, the selling stockholders named in this prospectus or any supplement to this prospectus may sell from time to time the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling stockholders may offer. To the extent appropriate, we may provide a prospectus supplement that contains specific information about the terms of the offering. A prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Documents by Reference” and the additional information described under the heading “Where You Can Find Additional Information,” before buying any of the securities being offered.

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized anyone to provide you with additional or different information. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” on page 9 to 13and “Forward-Looking Statements” right below.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

In addition, the management’s assumptions about future events may prove to be inaccurate. All readers are cautioned that the forward-looking statements contained in this prospectus and in the documents incorporated by reference into this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors described in “Risk Factors” included elsewhere in this prospectus and in the documents that we include in or incorporate by reference into this prospectus, including our Form 10-K/T forthe transition periodfrom May 1, 2019 to December 31, 2019, and our subsequent Commission filings. All forward-looking statements speak only as of the date they are made. We do not intend to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

PROSPECTUS SUMMARY

As used in this prospectus, references to the “Company,” “we,” “our”, “us” or “Vivic” refer to Vivic Corp. unless the context otherwise indicates.

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” on page 9 to 13 and “Financial Statements” on page 23 to 57.

All dollar amounts refer to US dollars unless otherwise indicated.

Company Overview

We were incorporated on February 16, 2017 in the State of Nevada.  In addition to the US administrative office, the company has several offices with employees located in Taiwan, China, and Hong Kong.

We were initially a travel agency that organized individual and group tours in the Dominican Republic, such as cultural, recreational, sport, business, ecotours and other travel tours. Yoel Rosario Duran was the initial Chief Executive Officer, Chief Financial Officer, President, Treasurer, and Board Director. Dmitriy Perfilyev was the initial the Secretary of the Company

On December 27, 2018, Honetech Inc., a Samoa company, purchased 2,499,800 shares of common stock of VIVIC Corp. from Yoel Rosario Duran for the price of $189,984.80, and1,999,800 shares of common stock of VIVIC Corp. from Dmitriy Perfilyev for the price of $151,984.80pursuant to the share purchase agreements entered on December 21, 2018.  Upon the consummation of those transactions, Honetech Inc. became the controlling shareholder of VIVIC Corp.  Yoel Rosario Duran resigned from all positions he held in the Company, including Chief Executive Officer, Chief Financial Officer, President, Treasurer, and Board Director. Dmitriy Perfilyev resigned as the Secretary of the Company。At the same time, we appointed Wen-Chi Huang, Kuen-Horng Tsai, Cheng-HsingHsu and Huilan Chen as directors, and also appointed Yun-Kuang Kung as CEO.

On November 1, 2019, Liu-Shiang KungHwang was appointed as a Board Director.

On July 9, 2020, Wen-Chi Huang, Kuen-Horng Tsai, Yun-Kuang Kung, Hwang Liu-Shiang Kung and Huilan Chen no longer served as the board directors and officers of the Company.  Shang-Chiai Kung was appointed as the Chairman of the Board, Board Director, President and Chief Executive Officer.

Starting December 27, 2018, associated with the change of management, we expanded our business operations to include o the operation of marine tourism in China, Taiwan and South East Asia. We also started to engage in the construction of marina and yachts in China under the brand name Monte Fino after  we have acquired Guangzhou Monte Fino Yacht Co., Ltd., a Chinese limited liability company (“Guangzhou Monte Fino”) in October 2019.  Guangzhou Monte Fino has conducted business in several Chinese provinces, including Guangdong, Fujian and Hainan.  It has received a few awards at the famous China Boat Show. Guangzhou Monte Fino holds the exclusive license to use the Kha Shing’s brand “Monte Fino” in the mainland China.

It is in the process of applying for licenses to develop a yacht marina in Shanwei City, Guangdong Province, China, as well as in Fujian Province, China.

In association with our marine tourism business, we developed and operated an online platform named “Joy Wave”(享浪) to provide yacht time-share, rental and charter services to the customers in many famous coastal tourism attractions in Taiwan and China including Hainan, Guangdong, Xiamen, and Quanzhou.

In addition to the yacht and marina business operations, in August 2020, we officially rolled out the all-electric boat and yacht products after years of research and development in partnership with Kha Shing Enterprise Co., the largest and most advanced yacht and boat building company in Taiwan.

Our Marina Projects:

Houzhu Yacht Marina

Houzhu Yacht Marina is located in the urban area of Quanzhou City Providence in Fujian, China. This yacht marina, created by a French designer, is the core construction project of Quanzhou City. The project includes a complete yacht industrial park, yacht maintenance workshop, commercial area as well as a large high-end yacht club. The surrounding commercial shops have a land area of about 74 acres, a water area of about 32 acres, and 238 berths. After completing the application procedures and overall design, Houzhu Yacht Marina is currently in the stage of completing the land transfer and officially starting the construction.

Our Guangzhou Monte Fino willlead the project of Quanzhou HouzhuMarina. We will carry out the business in the management and operation of marinas.  Further, Guangzhou Monte Fino has signed the Quanzhou Yacht Industrial Park Framework Agreement on April 20, 2018 with the developer for authorizing us to carry out the yacht-related business after the project is done.  The land auction of the project should be held in 2020.  It is planned that the first stage of establishment will be completed in 2021 and the entire one will be finished in 2022.

Chongwu Yacht Marina

Chongwu Yacht Marina is located in Chongwu Town in Quanzhou City. After the project is completed, the land and water areas will be about 37 acres with 127 berths. The project has finished its overall design, which includes a resort hotel, a yacht club, water entertainment facilities, and a street filled with commercial stores along the seashore. Currently, the Chongwu Yacht Marina has completed the cooperation contract with the land holder while still applying to the local government for the development of the marina.

Guangzhou Monte Fino has signed the Quanzhou ChongwuMarina Project Investment Memorandum with the land owner, Quanzhou Gang Wu Group, on November 22, 2019.  The local bureau fully supports the project under its Supervision Notice issued on May 25, 2020. It is expected to complete the early stage of approval work of this project in 2020 and put it on the track in 2021.

Conditions for the development of Quanzhou Yacht Marina

At present, the company’s focus is on the two yacht marinas located in Quanzhou City, which has a coastline of 336 miles and an island coastline of 72.7 miles. The two yacht marina construction projects have reached its developmental process and signed MOU agreements with local governments, totaling more than 600 berths. With Quanzhou City’s deep economic ties with Taiwan, which is just east of the city, Quanzhou’s yacht marine industry can flourish with the help of Taiwan’s superior yacht industry.

Fujian Province, where Quanzhou City is located, already has a preliminary yacht industry chain. The chain comprises of a number of yacht manufacturing enterprises. Furthermore, there are large yacht marinas, coastal tourism services, and molds for the manufacturing of the yachts in this industrial chain. Overall, these yacht marinas that were built locally can provide customers with a full range of yacht services.

In addition, the local labor cost is lower than popular cities, such as Shanghai, Guangzhou, and Sanya, which should provide a labor advantage in the long-run.

The problems that will impact our future operations are the sparse industrial locations across the area, the relatively small-scale manufacturing of yachts, and the lack of high-quality service personnel, which requires a period of market cultivation。

“Joy Wave” Online Platform

“Joy Wave” Online Platform is a shared yacht online platform independently developed by us that can be used through social media apps. It can be used for chartering, yacht tourism booking, yacht purchasing, franchising, etc. Yacht owners can add their yachts onto Joy Wave for rental while customers can use the platform to book yachts. Because the program is only available through WeChat, Web pages and independent APP versions are currently being developed. Joy Wave is an important core product for the company to develop agents and manage yachts and marinas. After a marina is built, customers will pay the charter and parking fees through the platform and book marine tourism products. Moreover, features on the program allow for multiple users to crowdfund a yacht and register online as sales representatives of Vivic. Customers can also refer their friends if they have enjoyed their yacht rental experience with us. If the referred user then pays for the rental on the platform through the referral link, the referrer will receive a revenue share. This will accelerate the stream of new customers.  At the same time, the owner can make profits by sharing his yacht whenever the owner desires.

Because "Joy Wave" uses the Internet to carry out business, the products can avoid the geographical limitations of past yacht marinas. People residing inland of China can learn about the joys of marine tourism and book yacht tours, which greatly benefits marine tourism and the market demographic.

The platform has been tested in mainland China with the main areas in Guangzhou and Fujian.

Due to the travel restrictions caused by COVID-19 pandemic since January 2020, Chinese residents have turned to domestic yacht service providers for water recreational leisure. As the pandemic situation in China eases, the demands for yacht services have risen to the new height and it has become more difficult to make reservations for yacht charter services. To facilitate such demands, Our Taiwan R&D team has been actively improving the “Joy Wave” online platform to allow Chinese customers to charter yachts online. The improved platform carries both B2C and B2B functions and allows individual and corporate customers to conveniently book yacht services at lower costs.

All-Electric Boat and Yacht Products

In addition to the yacht and marina business operations, we officially rolled outour all-electric boat and yacht products in August 2020 after years of research and development in partnership with Kha Shing.

Our R&D team has been developing all-electric ship technologies for several years and has finally reached the stage where our technologies are ready for the commercial production of all-electric boats and yachts. Although the COVID-19 pandemic is still ongoing, our crew and staff have been working around the clock to ensure the production line is ready for the manufacturing process. We partner with Kha Shing for the manufacturing of our all-electric boats and yachts as Kha Shing is a highly reputable and experienced yacht builder.

As the governments around the world are adopting stricter standards for boat and ship emissions, such as the 2008 implementation of boat emission regulations by the European Union and the International Maritime Organization (IMO), all-electric boats and yachts are the answers to solve these problems. We believe that eventually all-electric boats and yachts will completely replace their gasoline or diesel-powered counterparts, especially in the rivers, lakes, and coastal waters. The demand for the less polluting ships in Taiwan, China, South East Asia, and Europe are particularly high as there are millions of gasoline or diesel-powered ships in use in these regions and have caused severe pollution to their waters.

The features of our electric yachts are:

•Reduces the emission and meets the environmental protection requirement for operation in rivers and lakes

•Reduces operating and maintenance costs

•The use of electric transmission instead of mechanical transmission reduces or even eliminates the need for gearboxes and drive shafts and saves a lot of space.

•Provides for a more flexible engine placement, improved engine room layout, and a convenient installation and maintenance of the engine

•The acoustic decoupling between the engine and the hull reduces noise, weight, and volume

•Offers a wide range of speeds, a more powerful driving force, and an easy handling

•Provides a tidy working area and significantly improved operating comfort

The electric yachts are eco-friendly while cutting the costs down significantly. The noise and vibration level of the electric engine is also improved from the traditional yacht. Electric yachts are well equipped with smart navigation system and high-end automation system “BMS” (battery management system). The yacht owners will be surrounded by comfort, luxury, and advanced technology.

The research and development team meets the safety requirement of the Association of Classification Society. The IP65 lithium battery module is adopted and made with waterproofing protection. BMS is equipped with insulation detection function while the electricity control system is equipped with water ingress detection, automatic drainage, thermo regulator, and an automatic fire alarm system in order to keep the battery compartment functioning more reliably. The lithium battery module can be easily replaced through the matrix module. Further, if one or more modules malfunction, the entire system will still operate safely. The system embraces redundancy design that makes the protection system fundamentally safe.

The research work was completed for the development of electric yachts in August 2020. The plan of building these manufacturing plants should be completed in the first half of 2021, and the production line should be starting in the second half 2021.

Our Yacht Models

66ft and 44ft luxury catamarans should satisfy the dynamic and entertainment needs of the market.  They are designed with modernized style and a sense of spaciousness.  Different functional rooms and areas are planned to meet different needs of different users.  Further, skiffs are designed for leisure and traffic. They allow the traffic between the yachts and pier and; drive more freely for fun.

1.66ft catamaran: cruising speed is 8 knots, maximum speed is 15 knots, battery recharge time is 6 hours, endurance ranges from 5 to 12 hours, passenger capacity is 12 people.

2.44ft catamaran:  cruising speed is 6 knots, maximum speed is 12 knots, battery recharge time is 6 hours, endurance ranges from 5 to 12 hours, passenger capacity is 12 people.

3.20ft skiffs:  cruising speed is 6 knots, maximum speed is 15 knots, endurance ranges from 6 to 8 hours.

Further, Guangzhou Monte Fino develop smartdriving system of electric yachts.  In the future, electric yachts are expected to be equipped with the unmanned driving system.  Such alliance will achieve synergy through our strengths for developing the smart yacht markets worldwide.

This is a direct participation offering since we are offering the stock directly to the public without the participation of an underwriter. Our officers and sole director will be solely responsible for selling shares under this offering and no commission will be paid on any sales.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

Industry Overview

The background of Taiwan's yacht industry

Kha Shing Yacht Company Limited, Taiwan, (“Kha Shing TW”) accumulated over 40-year experience in yacht-related business, such as yacht design, production,sales, and marketing, since 1975.  He is the Chairman of the Taiwan Yacht Industry Association.  In August 1978, Kha Shing TW successfully delivered his first yachts to Seattle U.S.

Kha Shing TW keeps developing his business with steady growth rate.  In the late 1980s, he made a track record of delivering 94 yachts in a year.  He was awarded with “Asia Yacht Kingdom”.   Kha Shing TW became a renowned yacht OEM manufacturer all these years.  The brands cover Albin Marine, Bell marine, Breeze Yachts, Kaufman, Ranger Marine, Royal Yacht, Tarquin Trader Motor Yacht and Spindrift Motor Yacht.

Kha Shing TW never stops but keeps investing in production plants andadopting new technology.  They meet the customers’ needs on more sizable and higher-quality tailor-made yachts.  Kha Shing TW is proved to be right with his business strategy for decades.

Kha Shing TW is recognized internationally for years.   Kha Shing TW’s own brand “Monte Fino echo 85”, which wasawarded with the “Highly Recommended Prize” from the “Motor Boat Award 2014” held by a famous European yacht magazine “Moto Boats Monthly Magazine”.Kha Shing TW is also the top 20 of 24-meter above yacht-making company for many times.

Kha Shing TW has been delivering more than 1200 yachtsto all around the world over 40 years.  It keeps being ranked on the top in its industry.

The background of China's yacht industry

Yacht manufacturing

China's yacht industry began in the shipbuilding industry of the 1970s and has so far experienced three stages of development: (1) the budding stage in the mid-1970s, which produced and sold low-end yachts; (2) the 80s to 90s: At the beginning of the early years, it cooperated with overseas manufacturers to produce higher-grade yachts; (3) entered the development stage after the 21st century, and there have been three booms in the industry: yacht industry planning fever, yacht club construction fever and yacht business activity fever. The manufactured yachts began to occupy the market.

In contrast, the mainland yacht manufacturing industry embodies two major characteristics: (1) the maturity of the yacht industry chain lags far behind Western countries and even Hong Kong; (2) in the industry chain, yacht manufacturing has emerged in the international market, while the yacht consumer market is lagging, but shows great potential. As of 2010, there have been more than 370 yacht manufacturing companies in the mainland, and more than 30 companies with an output value of more than 10 million yuan. These companies are mainly concentrated in Shenzhen, Shanghai, Qingdao, Tianjin, Xiamen, Zhuhai, and other cities.

Taiwan ranked first in Asia in terms of mega-yacht exports in 2017, and fifth in the world. The number of mega-yachts exported was 120, with a gross value of 200 million US dollars. Taiwan has firmly established itself as the leader of mega-yacht production in Asia, and because of this, many Chinese yacht manufacturers use Taiwan's management personnel and designs.

Yacht Sale

Yacht sales increased rapidly from 2009 to 2014. Despite global yacht manufacturing and consumption shrinkage, the number of yacht exports still rose against the trend: the number of imports increased slightly, and domestic demand increased steadily. According to the information released by Chinese customs, a total of 916 companies have carried out yacht import and export trades in 2017. That year the number of yacht exports increased by 20%. During the same period, the number of yacht imports was close to 4,000. According to analysis data from various channels, the domestic demand of yachts is increasingly valued by international yacht manufacturers and traders. Since 2013, the import volume of outboard engines has broken 10,000 units sold in China for three consecutive years. In 2015, it broke through more than 16,000 imports of outboard engines and more than 1,000 import inboard engines.

Marina and Yacht Club

In terms of yacht marinas and clubs, the yacht industry is highly emphasized by many local governments as an emerging industry and that they have high hopes for and regard its development as a benchmark for urban success. According to CCYIA statistics, China currently has 149 yacht clubs, 93 of which are registered with the National Maritime Safety Department. There are 12,000 berths and 2,700 open-air berths on the land.

Other advantages for the development of the yacht industry

China has a total of 11,184 miles of coastline, 6,530 islands, 8,700 miles of island coastline, and many rivers and lakes. This provides vast natural resources for yacht development, and because southern China is not affected much by the seasonal climate, visitors are able to enjoy the unique geographical conditions the coast has to offer.

The yacht industry is now also supported by national policies. The Chinese government issued policies to promote the development of yachts in 2009, 2015, and 2016. In recent years, it has proposed to "accelerate the construction of a strong marine nation."

Regarding current economic conditions, the GDP per capita in China has exceeded US$9,000. According to the International Industry Development Law, the GDP per capita exceeds US$6,000, and thus the yacht industry is projected to reach rapid development.

VIVIC's operating plan in Taiwan

VIVIC, transformed from Kha Shing TW, established yacht business base in Taiwan because the Taiwan Government opens its sea and emphasizes on building Marina infrastructure.  Kha Shing TW has developed Marina-22 in Kaohsiung successfully.  He took a step forward to leading ports with “build-operate-transfer” (“BOT”) and “operate-transfer” (“OT”). Recently, one of our shareholders, Go Right Holdings Limited, acquired a yacht-making plant, namelyShing Sheng Boat Building Co. Ltd., located in AnPing Port Tainan Taiwan.  Vivicis granted the operation right with cost.  The main businesses are:  (i) business in skiff and berths design; (ii)  providing professional maintenance and repairing services for different types of vessels in Tainan; (iii) establishing yacht club to promote sea tourism and yacht renting business; (iv)  developingprofessional yacht online platform; (v) to get permit from the local bureau for the development of Marinas projects; (vi) setting up vessels museum for education; (vii) establishing electric vessels research and development center for product development and diversification.

The standards of environmental protection have been increasing in recent decades. For example, The European Union and International Maritime Organization (“IMO”) has been implementing the new marine engine emission standards since 2008.  The yachts with traditional diesel engine produce massive wastes and lead to environmental pollution eventually.  Nowadays, lithium battery, a clean energy, is prevailing in the electric yachts industry.  Being eco-friendly yachts, liquified natural gas (“LNG”) yachts and electric yachts become the latest favorite in the markets.  Since electric yachts are made with zero-emission and low-noise level engine, they more easily meet the energy-saving and emission control requirements.  The trading volume of electric yachts tremendously increased in last decades.   Since the technics of yachts battery and hybrid become more advanced, the industry of electric yachts should keep positive growth rate after 2020.   According to the Clarkson Research, 155 electric yachts are being built all around the World, in which 75 electric yachts are being operated, up to May, 2019.

However, one issue should be borne in mind that electric yachts replacing traditional diesel yachts is a continuing process.  Both should be co-existed for a long time, like themotor vehicle with new-energy engine and the traditional one.

There are ginormous potential markets for electric yachts in the Asian countries including Japan, Taiwan, PRC, and the Middle East countries.   There are 400,000 yachts and skiffs in Japan and mostly are fishing boats.  The skiffs are equipped with battery electric or hybrid module for efficiency.  Further, the buyers of small-sized yachts are more price-conscious.  Electric yachts will cut the costs down.  Japan has more potentials in product update in the future.  The Asian countries, like Taiwan and PRC, and the Middle East countries are emerging markets of yachts.  They are the right places for launching new products.   For our marketing strategy, new products are used for capturing the new market share and increasingthe existingmarket share.

For yacht marketing activities, the size of exhibitions reveals the tremendous potential in the Asian markets.  The yacht exhibition Singaporeis the largest one in Asia.   Only 11 yachts participated in the yacht exhibition Singapore 2011. Favorably, approximate 100 exhibitors joined the same in 2019, more than 80 yachts participated and attracted over 16,000 people entered into it.  The number of yachts participated in this exhibition approximately 8 times increased from the one in 2011.  This reflects high growth rate in the Asian yacht markets.

There are different needs from different Asian yacht markets.  The high-GDP groups in Hong Kong and PRC become the potential growth markets for yacht industry.   However, there is great divergence among the Asian and Western customers regarding the yacht specifications.   Asian markets focus on the size instead of the number of functional areas of yachts.  It is because they normally cruise with short-distance in day time but not long-distance at night.   Therefore, there are a lot of works to be accomplished for developing the markets. Catamarans are popular in the Asian countries because they provide more spacious areas with stable navigation.  They are also able to access to the shallow water for more fun.

There are many companies who are developing and promoting yachts industry in Asia.  A group of companies set up “e5 Consortium”.   They are Asahi Tanker Co., Ltd., Idemitsu Kosan Co., Ltd., ExenoYamamizu Corporation, Mitsui O.S.K. Lines, Ltd., Tokio Marine & Nichido Fire Insurance Co., Ltd., Tokyo Electric Power Company and Mitsubishi Corporation.   The aim at “establishing new ocean shipping infrastructure services through various initiatives to develop, realize, and commercialize zero-emission electric vessels” (quote from Mitsui O.S.K. Lines).  In the inland of PRC, approximate 60,000 vessels are expected to change to new-energy technology from the traditional one.  The Asian countries have to develop electric yachts in order to maintain resources sustainable development and decrease the costs for tourism. Theywill lead to the constant development of electric yachts in Asia.

In the research “Global Electric Boats, Small Submarines and Autonomous Underwater Vehicles (AUV) 2015-2024 – Forecasts, Players, Opportunities” from an international market research company, Research and Markets, it shows that the market of marine electric vehicles will rapidly grow due to the new capability, affordability and legislation banning or restricting internal combustion engines.  The electric water craft will increase from $2.6 billion in 2013 to $7.3 billion in 2024 (quote from Research and Markets).  It is approximate RMB 45.31 billion.  The prospect in the electric boats is optimistic.

Competition

We face strong competition from well-established companies and small independent companies. We will be at a competitive disadvantage in obtaining the facilities, employees, financing, and other resources required to provide our services and products to customers. Our opportunity to obtain customers may be limited by our financial resources and other assets.

Competitive Strengths

Our current strong market position and potential future growth can be attributed to the following key factors and competitive strengths:

•Our vertically integrated operations, which allow us to exercise a better control of the quality of our products and generate higher margins;

•Our product quality and brand name, for which we have received several honors related to our Monte Fino brand name at the famous China Boat Show;

•Our research and development of energy-saving technology, which allows us to achieve energy efficiency of up to 50%.  This innovative technology may bring favorable changes to the yachting industry and promote a low-carbon tourism for global environmental protection; and

•Our management and expert team, which has developed extensive expertise through formal education on marine tourism, in-house training and several years of experience in marina construction area.

Growth Strategy

As one of the leading yachts & marina construction company, we believe that we are in a unique position to take full advantage of the vast opportunities in this market. We intend to leverage our current strengths and take full advantage of market opportunities in order to achieve continued growth and increased margin by:

•Increasing the size of marine tourism and yacht renting by our yacht-sharing program system

•Promoting our “Monte Fino” brand, in order to further enhance brand recognition

Risk Factors

Our business is subject to a number of risks that you should understand before deciding to invest in our common stock, including the following:

(1) The market in which we participate is intensely competitive, and we may not be able to compete successfully with our current or future competitors.

(2) We rely on contracts with the PRC and Taiwan government to use land. If the PRC or Taiwan revokes our land use rights, we would have no operational capabilities or ability to conduct our business.

(3) We are subject to PRC and Taiwan laws and regulations. Changes in the laws, regulations or current policies of the PRC and Taiwan could negatively affect our ability to conduct our business or eliminate certain tax-related privileges that we enjoy.

These and other risks are discussed more fully in the section of this Prospectus “Risk Factors” on page9 to 13.

Corporate Information

The Company’s executive office is located at No. 19, Jianping 3rd St., An Ping Dist., Tainan City 708, Taiwan and its telephone number is 886-6-2995233.  The Company’s registered office is located at 187 E. Warm Springs Rd., Suite B450 Las Vegas, NV. 89119.  Its telephone number is 702-899-0818 and its website is www.vivic.biz.  Information contained on or accessed through our website is not intended to constitute and shall not be deemed to constitute part of this Prospectus.

THE OFFERING

Securities offered:	25,300,000shares of our common stock, par value $ 0.001 per share.

Offering price:	$1.0

Duration of offering:	The 25,300,000 shares of common stock are being offered for a period of 12 months.

Net proceeds to us:

$25,300,000 assuming the maximum number of shares sold.  Such25,300,000 in net proceeds does not account for the offering expenses in this offering.  For further information on the Use of Proceeds, see page 13.

Market for the common shares:

Our common stock is already traded on the OTCQB market or the OTC market. After the effective date of the registration statement related to this prospectus, we hope that a market maker will apply to the Financial Industry Regulatory Authority ("FINRA") to require that all of our common shares issued be eligible to be traded on OTC or OTC links.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Shares outstanding prior to offering:	24,470,166

Shares outstanding after offering:	49,770,166

Risk Factors:	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” on page 9 to 13.

Consolidated financial information summary

The financial summary derived from the consolidated Balance Sheetas of December 31, 2019 and Statements of Operations for the period from May 1 to December 31, 2019 (8 months) are stated below.  We have changed the financial year end from April 30 to December 31 in 2019.  You should read them in conjunction with the related notes in ourForm 10-K/T for the transition period from May 1, 2019 to December 31, 2019 and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Prospectus.

As of December 31, 2019

$

Balance Sheets

Cash and cash equivalents	562,503

Total Assets                   851,699

Total Liabilities 1,023,560

Total Stockholder’s Equity     171,861

 May 1 to December 31, 2019 (8 Months)

$

Statement of Operations

Revenue     428,340

Cost of revenue       13,899

Total operating expenses     448,792

Other expenses     298,771

Income tax expenses     362,244

Net loss for the period     333,122

Net loss per share                        0.011

RISK FACTORS

The reader should carefully consider the risks described below together with all of the other information included in this Prospectus. Some of these risks relate principally to the Offering, while others relate principally to our business and the industry in which we operate or to the securities markets generally and ownership of our securities specifically. The statements contained in this Prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition, or results of operations could be harmed. In that case, the trading price of our common stock, if and when a market for our common stock develops, could decline, and an investor in our securities may lose all or part of their investment.

Risks Related to Our Business

We may not be able to compete effectively against our competitors.

We face competition from well-established companies and small independent companies. We will be at a competitive disadvantage in obtaining the facilities, staffing, financing and other resources required to provide our services and products to customers. Our opportunity to obtain customers may be limited by our financial resources and other assets. Our main competitors in marine tourism likely are Jetpon Yacht Club, Lucky Bay Yacht Club and Ocean Blue Hatch Company.

We also face keen competition in the prospective business that we intend to engage, including manufacture and sales in energy-saving engines and yachts, marina development and operation. In the energy-saving engines business, we believe that our main competitors are ERIC Boating, HENSEN Yacht Company and Ikung Yacht Company. In the marina development and operation business, our main competitors likely are Seven Star Marina in Shenzhen, Shenzhen Bay Yacht Marina and Wuyuan Bay Yacht Marina. In the yacht manufacturing business, our main competitors likely are Jetpon Yacht Club, HAISEA Yacht Company and HENSEN Yacht Company.

Many of our main competitors are well-established companies with reputation in the respective industries. Therefore, there is no assurance that we will be able to effectively compete against those competitors.

Declines or disruptions in the tourism industry generally could reduce our revenues.

We strongly rely on the health and growth of the tourism industry. Tourism is highly sensitive to business and personal discretionary spending levels, and thus tends to decline during general economic downturns. In addition, other adverse trends or events that tend to reduce tourism are likely to reduce our revenues. Also, due to the nature of our business, we may be subject to liability claims arising out of accidents or disasters causing injury to our customers, including claims for serious personal injury or death. There can be no assurance that we will be able to obtain sufficient insurance coverage at acceptable premium levels in the future. Successful assertion against us of one or a series of large uninsured claims, or of one or a series of claims exceeding our insurance, could adversely affect our business, financial condition, and results of operations.

The lack of intellectual property protection might cause adverse impact to our business

We do not own any trade mark. Although we have started the process of applying for trade marks in China, Taiwan and US, there is no assurance that the trade mark registration can be obtained.

Our lack of revenues and limited operations cause us unable to afford to establish an audit committee.

Since we only have limited operations and do not have much revenue, we are unable to afford to establish an audit committee.

We may require additional capital to fund the expansion of our business, and our inability to obtain such capital could harm our business.

To support our expanding business, we must have sufficient capital to continue to make significant investments in our existing products and advertising. We cannot assure you that cash generated by our operations will be sufficient to allow us to fund such expansion. If cash flows from operations are not sufficient, we may need additional equity or debt financing to provide the funds required to expand our business. If such financing is not available on satisfactory terms or at all, we may be unable to expand our business or to develop new business at the rate desired and our operating results may suffer. Debt financing increases expenses, may contain covenants that restrict the operation of our business, and must be repaid regardless of operating results. Equity financing, or debt financing that is convertible into equity, could result in additional dilution to our existing stockholders.

Our inability to obtain adequate capital resources, whether in the form of equity or debt, to fund our business and growth strategies may require us to delay, scale back or eliminate some or all our operations or the expansion of our business, which may have a material adverse effect on our business, operating results, financial condition, or prospects.

We don’t have any substantial asset in the United States and may not be able to own substantial assets in the United States in the near future.

As a Nevada corporation, we plan to be able to carry out business in the United States eventually. However, currently we don’t have any substantial asset in the U.S. and we may not be able to own any substantial asset in the near future. Lack of substantial assets will make it difficult for us to launch business operations and cause delay to the execution of our business plans in the U.S.

If our land use rights are revoked, we would have no operational capabilities or ability to conduct our business.

Under PRC law, land is owned by state or rural collective economic organizations. The state issues tenants the rights to use property. Rights to use property can be revoked and tenants can be forced to vacate at any time when redevelopment of the land is in the public interest. The public interest rationale is interpreted broadly and the process of land appropriation may be less than transparent. We rely on these land use rights as the cornerstone of our operations, and the loss of such rights would have a detrimental effect on our business.

COVID-19 pandemic might cause significant impact to our business operations

Our business could be adversely affected by the outbreak of the COVID-19 pandemic. Both China and Taiwan governments have imposed various strict measures including, but not limited to, travel restrictions, mandatory quarantine requirements, and postponed resumption of business operations. Considering the features of our business in the tourism and recreation industries, we have been experiencing business downturn due to the COVID-19 pandemic outbreak.  Further, COVID-19 pandemic leads to worldwide health crisis, it has been harmfully influencing the global economy and financial markets. If the COVID-19 pandemic is not effectively controlled in a short period of time, our businesses and results of operations are likely destructive.   Eventually, our financial conditions and results of operations for the full year of 2020 cannot be reasonably estimated for now and will depend on the condition of COVID-19 pandemic in the future.

We may require additional capital to fund the expansion of our business, and our inability to obtain such capital could harm our business.

To support our expanding business, we must have sufficient capital to continue to make significant investments in our existing products and advertising. We cannot assure you that cash generated by our operations will be sufficient to allow us to fund such expansion. If cash flows from operations are not sufficient, we may need additional equity or debt financing to provide the funds required to expand our business. If such financing is not available on satisfactory terms or at all, we may be unable to expand our business or to develop new business at the rate desired and our operating results may suffer. Debt financing increases expenses, may contain covenants that restrict the operation of our business, and must be repaid regardless of operating results. Equity financing, or debt financing that is convertible into equity, could result in additional dilution to our existing stockholders.

Our inability to obtain adequate capital resources, whether in the form of equity or debt, to fund our business and growth strategies may require us to delay, scale back or eliminate some or all our operations or the expansion of our business, which may have a material adverse effect on our business, operating results, financial condition, or prospects.

Our growth could strain our personnel and infrastructure resources, and if we are unable to implement appropriate controls and procedures to manage our growth, we may not be able to successfully implement our business plan.

Our success will depend in part upon management’s ability to manage growth. To do so, we must continue to hire, train, and manage new employees as needed. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing, and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. The additional headcount and capital investments we are adding will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by offsetting expense reductions in the short term. If we fail to successfully manage our growth, we will be unable to execute our business plan.

The inability to inspect may prevent the PCAOB from regularly evaluating our auditor’s audits and its quality control procedures since our auditors come from Hong Kong rather than United States.

Public company auditors are required by law to undergo regular Public Company Accounting Oversight Board, or PCAOB, inspections to assess their compliance with U.S. law and professional standards in connection with their audits of public company financial statements filed with the SEC. Due to the position taken by the authorities in China, the PCAOB was prevented from conducting inspections of certain registered firms in Hong Kong to the extent that their audit clients had operations in China.

The inability of the PCAOB to conduct inspections of auditors in the PRC makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of the PRC that are subject to PCAOB inspections, which could cause investors and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

The Company’s auditor HKCM CPA & Co., Certified Public Accountants is subject to PCAOB inspection. The auditor was inspected in 2010 and the corresponding inspection report was issued under the name of HKCMCPA Company Limited. The most recent inspection report has been issued in 2014.

Because our auditor is located in Hong Kong and we have operations in China, in the event that PCAOB becomes unable to inspect the audit work and practices of our auditor, our investors in U.S. markets who rely on audit reports from our auditor will be unable to factor the publicly reported findings of regular recurring PCAOB inspections of audit firms and their quality control practices into their decision making processes.

Risks Related to Our Industry

Acquiring Marinas

At present, the company has signed several docks, but is currently waiting on government approval on aspects such as environmental protection. Because yacht docks require scarce coastline resources, there are many procedures and steps to follow to acquire such an approval. Once obtained, construction can be carried out.

Effects of Climate and Natural Disasters

The entire yacht industry is significantly affected by natural disasters and seasonal climate. In the cold weather season, overall customer consumption will be reduced. In the cold season, the income from operations and sales will be affected, but the mooring revenue will be better.

Weather conditions of natural disasters can also affect our business performance. For example, drought can bring risks to shipping, hurricanes or other storms can also cause operational interruptions, or damage ships and dock facilities.

Risks Related to Doing Business in the PRC

Small industrial scale and poor concentration

In general, Chinese yacht companies have small scale manufacturing and scattered distribution. The competition among enterprises is fierce with no agreement on pricing. At present, there is no specialization in manufacturing parts of each product, so there is no advantage in working together between companies. If there are needed products, each company relies on imported goods.

The quality of business services needs to be improved

Yacht service plays a very important role in the operation of the marina. Most of the local yacht companies offer singular services that include yacht maintenance, tourism, and sales platform. However, these companies do not have the resources to put forth the entire package of services. The management and service quality do not meet the market requirement.

Lack of high-quality personnel

Currently, even though there is a booming yacht industry, there are not enough professional personnel to manage these specialized services. Furthermore, there are no companies that focus on shaping these essential personnel. The personnel in the marina management, yacht service, event planning, repair and maintenance do not meet the high demand of the yacht services.

Uncertainties with respect to the PRC legal system could adversely affect us and we may have limited legal recourse under PRC law if disputes arise under our contracts with third parties.

China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in the PRC. In particular, because these laws and regulations are relatively new, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, sometimes we may not be aware of our violation of these policies and rules until sometime after violation.

The PRC government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation, and trade. However, their experience in implementing, interpreting, and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the PRC government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the PRC legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition, and results of operations.

Capital outflow policies in the PRC may hamper our ability to remit income to the United States.

The PRC has adopted currency and capital transfer regulations. These regulations may require that we comply with complex regulations for the movement of capital and as a result we may not be able to remit income earned and proceeds received in connection with our operations or from the sale of our operating subsidiary to the U.S. or to our shareholders.

Labor laws in the PRC may adversely affect our results of operations.

The New Labor Contract Law imposes greater liabilities on employers and significantly affects the cost of an employer’s decision to reduce its workforce. Further, it requires that certain terminations be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, the New Labor Contract Law could adversely affect our ability to effect such changes in a manner that is most advantageous to our business or in a timely and cost-effective manner, thus materially and adversely affecting our financial condition and results of operations. The 2018 labor law revision stipulates that if the resignation is not due to the worker’s personal reasons, the worker may claim compensation. The revision was announced in the seventh meeting of the Standing Committee of the Thirteenth National People's Congress on December 29, 2018.

Your ability to bring an action against us or against our directors and officer, or to enforce a judgment against us or them, will be limited because we conduct all our operations in the PRC and because all our directors and the majority of our officers reside outside of the United States.

We are a company in Nevada butall our assets are located outside of the United States. All our current operations are conducted in the PRC and Taiwan. In addition, all our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts’ judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, none of whom are residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Our counsel as to PRC law has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in the PRC may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. The PRC does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security, or the public interest. Therefore, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

Risks Related to Doing Business in Taiwan

1.  Political Issue

Taiwan is surrounded by sea and the coastline is curved long.  The population density is high around the west coast and Taiwan Strait.  The Taiwan vessels are allowed to cruise offshore only in the west coast due to the political issue between Taiwan and PRC.  It harmfully influences the accessibility of Taiwan vessels along the west coast and sea tourism eventually.

2.  Consumer Prospect

Most consumers do not well understand the luxury yachts market and are price-conscious in the past. As a result, the sightseeing boats with high-carrying capacity are targeted. The operating costs between luxury yachts and sightseeing boats are hugely different. More educational and promotional activities should be launched to arouse potential consumers how the luxury yachts valued for money.

3.  Climate Issue

Taiwan is located at the subtropical and tropical areas with typhoons in Summer and strong seasonal wind in Winter normally.  Therefore, the sea tourism in Summer and Winter is adversely affected.  Intense sales and marketing activities are required.

4.  Competition

Since the Taiwan Government is favorable to develop yacht industry with open policy.  Thus, it leads to keen competition with continuing investments in yacht-related business and Marina infrastructure.  Since there are limited ports along the coastline, we have to pay more efforts to capture the market share.

Risks Related to Ownership of Our Common Stock

We are selling our offering of 25,300,000 shares of common stock without an underwriter and may be unable to sell any shares.

Our offering of 25,300,000shares is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell our shares through our officers and sole director, who will receive no commissions. They will offer the shares to friends, family members, and business associates, however, there is no guarantee that they will be able to sell any of the shares. Unless they are successful in selling all of the shares and we receive the proceeds from this offering, we may have to seek alternative financing to implement our business plan.

Because there is no minimum proceeds the Company can receive from its offering of 25,300,000 shares, the Company may not raise sufficient capital to implement its planned business and your entire investment could be lost.

The Company is making its offering of 25,300,000 shares of common stock on a best-efforts basis and there is no minimum amount of proceeds the Company may receive. Funds raised under this offering will not be held in trust or in any escrow account and all funds raised regardless of the amount will be available to the Company. In the event the company does not raise sufficient capital to implement its planned operations, your entire investment could be lost.  The Company will not be able to complete marketing of tours unless a minimum of one-third of the shares being offered are sold.

There is no liquidity and no established public market for our common stock and we may not be successful at obtaining a quotation on a recognized quotation service. In such event it may be difficult to sell your shares. We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 75,000,000 shares of common stock. As of the date of this prospectus, the Company had 24,470,166shares of common stock outstanding. Accordingly, we may issue up to an additional 25,300,000 shares of common stock. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

USE OF PROCEEDS

Our public offering of 25,300,000 shares is being made on a self-underwritten basis: no minimum number of shares must be sold in order for the offering to proceeds. The offering price per share is $1.0. There is no assurance that we will raise $25,300,000in full.

We plan to use the proceeds from the offering as our working capital to support our yacht operations and the development of all electric vessels, including recruiting more qualified staff, developing more electric vessel prototype and carrying out more testing.

The information above involved planning and anticipation and there is no guarantee that they will be completely achieved in future.

Determination of the offering price

The offering price of the 25,300,000shares being offered has been determined arbitrarily by us. The price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a privately held company. In determining the number of shares to be offered and the offering price, we took into consideration our cash on hand and the amount of money we would need to implement our business plan. Accordingly, the offering price should not be considered an indication of the actual value of the securities.

DILUTION

The price of our offering in this prospectus of25,300,000shares is fixed at $1.0 per share.

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets and par value of preferred shares from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

DIVIDEND POLICY

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors. There are no contractual restrictions on our ability to declare or pay dividends. See the Risk Factor entitled, “Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.”

PLAN OF DISTRIBUTION

We have 24,470,166common shares of common stock issued and outstanding as of the date of this prospectus. The Company is registering 25,300,000 shares of its common stock for sale at the price of $1.0 per share. There is no arrangement to address the possible effect of the offering on the price of the stock. In connection with the Company’s selling efforts in the offering, our officers, will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities.  Our officers will not be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities.   Further, our current officers are not, nor have he been within the past 12 months, a broker or dealer, and they are not, nor have he been within the past 12 months, an associated person of a broker or dealer. will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities.

The Company’s shares may be sold to purchasers from time to time directly by and subject to the discretion of the Company. Further, the Company will not offer its shares for sale through underwriters, dealers, agents or anyone who may receive compensation in the form of underwriting discounts, concessions or commissions from the Company and/or the purchasers of the shares for whom they may act as agents. The shares of common stock sold by the Company may be occasionally sold in one or more transactions; all shares sold under this prospectus will be sold at a fixed price of $1.0 per share.

Terms of the Offering

The shares will be sold at the fixed price of $1.0 per share until the completion of this offering. There is no minimum amount of subscription required per investor, and subscriptions, once received, are irrevocable. This offering will commence on the date of this prospectus and continue for a period of 12 months. At the discretion of our board of director, we may discontinue the offering before expiration of the 12-month period.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those only if they have been registered or qualified for sale; an exemption from such registration or if qualification requirement is available and with which we have complied. In addition, and without limiting the foregoing, we will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective. We will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERAITONS BUSINESS

Certain statements contained in this prospectus, including statements regarding the anticipated development and expansion of our business, our intent, belief, or current expectations, primarily with respect to the future operating performance of the Company and the products we expect to offer and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements. Future filings with the Securities and Exchange Commission, future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may contain forward-looking statements, because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

 All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Results of operations for the transition period ended December 31, 2019 and years ended April 30, 2019 and 2018

Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

We generated net revenues of nil and $99,975 for the years ended April 30, 2018 and 2019, respectively.  For the eight months ended December 31, 2019, the net revenues were $428,340.  The significant rise in net revenues were mainly due to the increase in revenue deriving from consulting services rendered on sales and marketing of yachts.

For the year ended April 30, 2018, the net loss was $18,910, which comprised the profit of $7,035 for the discontinued operations.  For the year ended April 30, 2019, the net profit was $26,113.  For the eight months ended December 31, 2019, the net loss was $362,244.  The main factor was the increase in the general and administrative expenses and the impairment loss on acquisition of a subsidiary.

Our general and administrative expenses for the years ended April 30, 2018 and 2019 were $25,945 and $66,921, respectively.  For the eight months ended December 31, 2019, the general and administrative expenses of $448,792 were incurred.  The main reason for the increase in the general and administrative expenses was that the company expanded its operations.  General and administrative expenses were basically the corporate overhead, such as legal, accounting and office expenses, etc.

Liquidity and capital resources

As of April 30, 2018, our total assets were $18,910, which consisted of $4,904 for the discontinued operations. As of April 30, 2019, the total assets were $181,519.  As of December 31, 2019, the total assets were $851,699.  The rise was mainly caused by the increased cash and cash equivalent.  Our total liabilities were $10,078 and $118,133 as of April 30, 2018 and 2019 respectively.  As of December 31,2019, our total liabilities were $1,023,560.  The amounts due to the related parties shared it most.  The accumulated losses were $20,868 as of April 30, 2018, compared to the same year ended 2019, accumulated profits were $5,245.  As of December 31, 2019, the accumulated losses were $344,788.

As of April 30, 2018, and 2019, the total shareholders’ equity was $8,832 and $63,386 respectively.  As of December 31, 2019, the shareholders’ deficit was $287,966.

Cash Flows from Operating Activities

For the year ended April 30, 2018, the net cash used in operating activities was $17,464, which included the cash generated from the discontinued operations of $1,446.  For year ended April 30, 2019, the net cash generated from operating activities was $34,535. For the eight months ended December 31, 2019, the net cash generated from operating activities was $292,974.  It was primarily caused by the impairment loss on acquisition of a subsidiary and the rise in the accrued liabilities and other payable.

Cash Flows from Investing Activities

For the year ended April 30, 2018 and 2019, the cash used in investing activities were $6,150 which wholly related to the discontinued operations and nil, respectively.  For the eight months ended December 31, 2019, the cash used in investing activities was $97,032.  The increase was mainly due to the rise in the purchase of fixed assets and acquisition of a subsidiary.

Cash Flows from Financing Activities

For the year ended April 30, 2018, the net cash generated from financing activities was $33,050, compared to the same year ended 2019, the net cash generated from financing activities was $121,978.  For the eight months ended December 31, 2019, the net cash generated from financing activities was $185,252.  It was primarily caused by the change in non-controlling interest and advances from the related parties.

Plan of operation and funding

We expect that working capital requirements will continue to be funded through a combination of our existing funds and further issuances of securities. Our working capital requirements are expected to increase in line with the growth of our business.

Existing working capital, further advances and debt instruments, and anticipated cash flow are expected to be adequate to fund our operations over the next six months. We have no lines of credit or other bank financing arrangements. Generally, we have financed operations to date through the proceeds of the private placement of equity and debt instruments. In connection with our business plan, management anticipates additional increases in operating expenses and capital expenditures relating to: (i) developmental expenses associated with business and (ii) marketing expenses. We intend to finance these expenses with further issuances of securities, and debt issuances. Thereafter, we expect we will need to raise additional capital and generate revenues to meet long-term operating requirements. Additional issuances of equity or convertible debt securities will result in dilution to our current shareholders. Further, such securities might have rights, preferences, or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict our business operations.

Material commitments

As of the date of this Annual Report, we do not have any material commitments.

Off-balance sheet arrangements

As of the date of this Annual Report, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Going concern

The independent auditors' report accompanying our financial statements contain a note expressing substantial doubt about our ability to continue as a going concern. The financial statements have been prepared "assuming that we will continue as a going concern," which contemplates that we will realize our assets and satisfy our liabilities and commitments in the ordinary course of business.

For the period ended December 31, 2019, we have not established a recurring source of revenue to sufficiently cover its operating costs in the next twelve months. These factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to raise additional capital and implement business and expansion plans. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Our management believes that the current actions to obtain additional funding and implement our strategic plans provide the opportunity for us to continue as a going concern.  There are no assurances that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us.

Results of operations for the three and six months ended June 30, 2020 and 2019

Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

We generated net revenues of $42,741 and $325,975 for the three months ended June 30, 2020 and 2019 respectively.   The net revenues were generated for the six months ended June 30, 2020 and 2019 were $154,618 and $325,975 respectively.   The fall in net revenues was primarily due to the decrease in revenue deriving from consulting services rendered on sales and marketing of yachts, which adversely influenced by the COVID-19 pandemic outbreak in 2020.

The net loss was $287,455 and net income was $263,582 for the three months ended June 30, 2020 and 2019 respectively.  The net loss was $366,785 and net income was $238,393 for the six months ended June 30, 2020 and 2019 respectively.  The main reason for the increased losses was that the revenue deriving from consulting services rendered on sales and marketing of yachts decreased with the harmful impact from COVID-19 pandemic outbreak in 2020.

The general and administrative expenses incurred for the three months ended June 30, 2020 and 2019 were $358,394 and $44,061 respectively.  The general and administrative expenses incurred for the six months ended June 30, 2020 and 2019 were $534,741 and $69,250 respectively.  The fundamental reasons for the rise in the general and administrative expenses were that the company expanded its operations with increased legal fee, consultancy fee on business planning and projects, and staffing when comparing the same period between 2020 and 2019.General and administrative expenses were basically the business expenses and corporate overhead.

Liquidity and capital resources

As of June 30, 2020, and December 31, 2019, our total assets were $594,472 and $851,699 respectively.  The fall in total assets was primarily caused by the decreased cash and cash equivalent.   As of June 30, 2020, and December 31, 2019, our total liabilities were $1,136,175 and $1,023,560 respectively.  They kept steady and mostly were the amounts due to related parties.  The accumulated deficits were $697,788 as of June 30, 2020, compared it as of December 31, 2019, accumulated deficits were $344,788.  The increase in the accumulated deficits was basically caused by the decreased net revenues, which negatively affected by the COVID-19 pandemic outbreak in 2020, and the increased general and administrative expenses.   The total liabilities and shareholders’ deficit as of June 30, 2020 and December 31, 2019 were $594,472 and $851,699 respectively.  It was mainly caused by the rise in the accumulated deficits.

Cash Flows from Operating Activities

For the period ended June 30, 2020, the net cash used in operating activities was $690,607, compared to the same period ended June 30, 2019, the net cash generated from operating activities was $89,088.  The change in cash in operating activities between these two periods was primarily due to the increase in the net loss and the accrual for the consultancy fee on business planning and projects.

Cash Flows from Investing Activities

For the same period ended June 30, 2020 and 2019, there was no cash flows from investing activities.

Cash Flows from Financing Activities

For the same period ended June 30, 2020 and 2019, the net cash generated from financing activities were $345,776 and $144,878 respectively.  The change between these two periods was mostly caused by the increase in advances from related parties.

DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

Director Liability

Our certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under Delaware law. The effect of this provision of our certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Delaware law:

•for any breach of the director’s duty of loyalty to we or its stockholders;

•for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•in respect of certain unlawful dividend payments or stock redemptions or repurchases; and

•for any transaction from which the director derives an improper personal benefit.

This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If Delaware law is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by Delaware law, as so amended. Any repeal or amendment of provisions of our certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our certificate of incorporation provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former directors and officers, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to our certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification conferred by our certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the Delaware law requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our certificate of incorporation may have or hereafter acquire under law, our certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our certificate of incorporation also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our certificate of incorporation.

Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in our certificate of incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under Delaware law.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Listing

Our common stock is listed for quotation on the OTC Market under the symbol “VIVC”

MANAGEMENT

Executive officers and directors of the company

Shang-Chiai Kung, Chief Executive Officer, President, Chairman of the board, age 81. He was the founder and director of Kha Shing Enterprise Company Ltd. from 1977 to 1997.  He was also the founder and director of Horizon Yacht Co., Ltd. from 1987 to 1997.  He was the Consultant of Jian Yu Materials Industry Co., Ltd. from 2011 to Aug 2020.   He was the legal representative of JiexingAgriculture Technology Co. Ltd. since April 2013 to 2020.  He was the Consultant ofJie Xin Investment Co., Ltd from June 2018 to August 2020.

Cheng-Lung Sung: Secretary, Mr. Cheng Lung Sung, age 52, earned his bachelor degree in Business Administration of International Trade from Feng-Chia University, Taichung, Taiwan, and his MBA degree from City University of Seattle, Washing, US. He worked in the sales division of Chi Mei Electronics Co., Tainan, Taiwan from October 1998 to October 2008. He was the Procurement Manager of Jemitek Electronic Co. in Taipei, Taiwan from December 2008 to August 2012. He was the general manager of Efuton Co, Taipei from 2012 to 2018.

Cheng-Hsing Hsu: Board Director and Chief Financial Officer, 52 years’ old, is a resident of Taiwan. He received a Bachelor of Accounting from Fengjia University, Taiwan and EMBA from  Chengjung University, Taiwan. From May 1993 to February 2000, he was the Manager of Accounting Department of Great Wall Enterprise Co., Ltd, Taiwan. From February 2000 to February 2001, he was the manager of Finance Department of Catcher Technology Company, Taiwan.  From March 2001 to March,

2003, he was the Associate General Manager of Dachan Foods (Asia)Company, Hong Kong. From April 2003 to December 2018, he was the CFO of Nam Liong Group General Management Office. From June 2010 to December 2018, he was the Supervisor at Prolink Microsystems Corp., Taiwan. From May 2013 to December 2018, he was the Supervisor of TIONG LIONG Corporation.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

After the change of management in December 2018, we have not paid any monetary compensation to our officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of August 31, 2020 regarding the ownership of our common stock by each shareholder known by us to be the beneficial owner of more than five percent of our outstanding shares of common stock, each director and all executive officers and directors as a group. Except as otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned.

Officers/Directors	Address	No. of Shares	Percentage

Cheng-Hsing Hsu CFO, Director, Treasurer	97, Yunong 3rd. St. Eastern District Tainan City 70125, Taiwan	324,000	1.32%
Cheng-Lung Soong Director, Secretary	10F, No.59 Ln 112 Jihu Road Zhongshan District Taipei, Taiwan	2,039,000	8.33%
	Officers and Directors as Total	2,363,000	9.65%
5% and above shareholders Go Right Holdings Limited	NO. 7, Aly. 1, Ln. 143 , Sec. 2 Lin-An Rd., North District, Tainan City, Taiwan	5,624,800	22.99%
Yun-Kuang Kung	No. 12-1, Xiaoximen, Neighborhood 14m, Zhusha Village, Jincheng Township, Kinmen, Fuchien, Taiwan	3,221,886	13.17%

Liu-Shiang Kung Hwang	NO. 7, Aly. 1, Ln. 143, Sec. 2 Lin-An Rd. North District, Tainan City, Taiwan	1,875,562	7.66%
Kuen-Horng Tsai	3F, No.66, Ln.133 Dongfeng Road, North District, Tainan City, Taiwan	1,784,000	7.29%

Huilan Chen	1091 Rising Moon Trail Snellville GA 30078 U.S.	1,589,686	6.50%
Miao-Chuan Ho	No.22, Ln. 480, Wenxian Road North District, Tainan City 704, Taiwan	1,455,000	5.95%

	5% and above shareholders as Total	15,550,934	63.55%

(1) The percentages below are based on 24,470,166shares of our common stock issued and outstanding as of August 31, 2020.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our board of directors recognizes that transactions with related parties can present potential or actual conflicts of interest and may raise questions as to whether those transactions are consistent with our best interests and the best interests of our stockholders. Therefore, our board of directors has adopted a written policy on transactions with any related party, which is defined as any director, executive officer, nominee for director, any beneficial owner of more than 5% of any class of our capital stock, and any of their immediate family members.

Under the policy, a related party must promptly disclose to our chief legal officer, general counsel, deputy general counsel or other person designated by the audit committee of the board of directors (i) any transaction in which we were, are or will be a participant and that related party had, has or will have a direct or indirect interest and (ii) all material facts with respect thereto. Our chief legal officer, general counsel, deputy chief legal officer or other person designated by the audit committee of the board of directors will make an initial assessment as to whether the transaction constitutes a related party transaction that would be reportable by us pursuant to Item 404(a) of Regulation S-K, in which case the transaction would require approval by either a majority of the members of our board of directors or all of the members of our audit committee.

DESCRIPTION OF CAPITAL STOCK

In General

There is no established public trading market for our common stock. Our authorized capital stock of 75,000,000 shares.  As of August 18 , 2017, there were 4,500,000 shares of our common stock issued and outstanding that were held by 2 stockholders of record, and no shares of preferred stock issued and outstanding.  The aggregate number of shares of Common Stock held by non-affiliates of the Registrant on June 30, 2019 are 5,779,800 shares.

Common stock, $0.001 par value; 70,000,000 shares authorized.

For the year ended April 30, 2018, the Company issued 3,360,000(post-forward split) shares of its common stock at $0.03 per share for total proceeds of $25,200.

For the year ended April 30, 2019, the Company issued 96,024,000(post-forward split) shares of its common stock at $0.001 per share for total proceeds of $24,006.

For the period ended December 31, 2019, the Company cancelled 85,020,800(post-forward split) shares of its common stock.

On November 2, 2019, the Company approved an amendment to its Certificate of Incorporation (the “Charter”) to file with the Secretary of State of the State of Nevada a Certificate of Amendment to the Charter (the “Charter Amendment”). Pursuant to the Charter Amendment, the Company’s Charter was amended, effective as of November 19, 2019, to effectuate a Four for One (4:1) forward split of the Company’s shares of common stock.

On January 15, 2020, the Company approved an amendment to the Company’s Certificate of Incorporation (the “Charter”) to file with the Secretary of State of the State of Nevada a Certificate of Amendment to the Charter (the “Charter Amendment”). Pursuant to the Charter Amendment, the Company’s Charter was amended, effective as of January 20, 2020, to effectuate a Four for One (4:1) forward split of the Company’s shares of common stock. This amendment supersedes the amendment filed on November 2, 2019 regarding the same Four for One (4:1) forward split.

The number of authorized shares and par value remain unchanged.  All share and per share information in this consolidated financial statements and footnotes have been retroactively adjusted for the period and years presented, unless otherwise indicated, to give effect to the forward stock split.

As of December 31, 2019, April 30, 2019 and 2018, the Company had a total of 32,363,200, 117,384,000 and 21,360,000 shares of its common stock issued and outstanding, respectively.

Preferred stock, $0.001 par value; 5,000,000 shares authorized; 832,000 shares issued and outstanding as of April 30, 2019 and no change in preferred stock thereafter.

Common Stock

The following is a summary of the material rights and restrictions associated with our common stock. This description does not purport to be a complete description of all of the rights of our stockholders and is subject to, and qualified in its entirety by, the provisions of our most current Articles of Incorporation and Bylaws, which are included as exhibits to this Registration Statement.

The holders of our common stock currently have (i) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Director of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company (iii) do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stock holders may vote.

Our Bylaws provide that at all meetings of the stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by Nevada law or the Articles of Incorporation, a majority of the votes cast at a meeting of the stockholders shall be necessary to authorize any corporate action to be taken by vote of the stockholders. A “plurality” means the excess of the votes cast for one candidate over any other. When there are more than two competitors for the same office, the person who receives the greatest number of votes has a plurality.

Preferred Stock

Our certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 5,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have preferences, voting powers, qualifications and special or relative rights or privileges determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights.

Anti-takeover Effects of Our Certificate of Incorporation and Bylaws

Some provisions of our certificate of incorporation and bylaws contain provisions that could make it more difficult to acquire us by means of a merger, tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Stockholder meetings. Our bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or by a resolution adopted by a majority of our board of directors.

Requirements for advance notification of stockholder nominations and proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors.

Stockholder action by written consent. Our bylaws provide that no action that is required or permitted to be taken by our stockholders at any annual or special meeting may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by our board of directors. This provision, which may not be amended except by the affirmative vote of holders of at least 50% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, makes it difficult for stockholders to initiate or effect an action by written consent that is opposed by our board of directors.

Amendment of the bylaws. Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our certificate of incorporation and bylaws grant our board of directors the power to adopt, amend and repeal our bylaws at any regular or special meeting of our board of directors on the affirmative vote of a majority of the directors then in office. Our stockholders may adopt, amend or repeal our bylaws but only at any regular or special meeting of stockholders by an affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

These provisions of our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Amendment of the bylaws. Under Nevada law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our certificate of incorporation and bylaws grant our board of directors the power to adopt, amend and repeal our bylaws at any regular or special meeting of our board of directors on the affirmative vote of a majority of the directors then in office. Our stockholders may adopt, amend, or repeal our bylaws but only at any regular or special meeting of stockholders by an affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

These provisions of our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

SHARES ELIGIBLE FOR FUTURE SALE

A total of 25,300,000 shares of common stock were issued to the officers and directors, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale. Such shares can only be sold after six months provided that the issuer of the securities is, and has been for a period of at least 90 days immediately before the sale, subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. Shares purchased in this offering, which will be immediately resalable, and sales of all our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

TAXATION

The Company has operations in various countries and is subject to tax in the jurisdictions in which it operates, as follows:

United States of America

VIVC is registered in the State of Delaware and is subject to US federal corporate income tax. The U.S. Tax Cuts and Jobs Act (the “Tax Reform Act”) was signed into law. The Tax Reform Act significantly revised the U.S. corporate income tax regime by, among other things, lowering the U.S. corporate tax rate from 35% to 21% effective January 1, 2018. The Company’s policy is to recognize accrued interest and penalties related to unrecognized tax benefits in its income tax provision. The Company has not accrued or paid interest or penalties which were not material to its results of operations for the period and years presented.

The following is a discussion of material U.S. federal income tax considerations that may be relevant to you if you are a beneficial owner of a New Bond. You will be a U.S. Holder if you are the beneficial owner of a New Bond and you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the New Bonds. You will be a non-U.S. Holder if you are a beneficial owner of a New Bond and you are not a U.S. Holder. This summary is limited to considerations for exchanging holders of Bonds that have held the Bonds, and will hold the New Bonds, as capital assets, and that acquire New Bonds pursuant to the Offers. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, partnership and the partners therein, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold New Bonds as a hedge against currency risk or interest rate risk or as a position in a “straddle” or conversion transaction, tax-exempt organization or a U.S. Holder whose “functional currency” is not the U.S. dollar. Further, it does not address the alternative minimum tax, the Medicare tax on net investment income or other aspects of U.S. federal income or state and local taxation that may be relevant to a holder in light of such holder’s particular circumstances.

Taiwan

The Company’s Taiwan branch operating in Taiwan is subject to the Taiwan Profits Tax at the income tax rates ranging from 20% on the assessable income arising in Taiwan during its tax year.

Hong Kong

The Company’s subsidiary operating in Hong Kong is subject to the Hong Kong Profits Tax at the income tax rates ranging from 8.25% to 16.5% on the assessable income arising in Hong Kong during its tax year.

The People’s Republic of China

The Company’s subsidiary operating in The People’s Republic of China (“PRC) is subject to the PRC Profits Tax at the income tax rates 25% on the assessable income arising in PRC during its tax year.

LEGAL MATTERS

No director, person nominated to become a director, executive officer, promoter or control person of our company has, during the last ten years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

EXPERTS

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Commission a Registration Statement on Form S-1, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. We do not file reports with the Securities and Exchange Commission, and we will not otherwise be subject to the proxy rules. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://sec.report that contains reports and other information regarding issuers that file electronically with the Commission.

FINANCIAL STATEMENTS

Our year end is December 31.  Our audited financial statements are provided to our stockholders on an annual basis.

Unaudited Condensed Consolidated Financial Statements for the Three and Six Months ended June 30, 2020 and 2019

Condensed Consolidated Balance Sheets as of June 30, 2020 and December 31, 2019 (Audited)

Condensed Consolidated Statements of Operations And Comprehensive Loss for the Three and Six Months ended June 30, 2020 and 2019

Condensed Consolidated Statements of Cash Flows for the Three and Six Months ended June 30, 2020 and 2019

Condensed Consolidated Statement of Changes in Shareholders’ Deficit for the Six Months ended June 30, 2020 and 2019

Notes to Condensed Consolidated Financial Statements

VIVIC CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2020, AND DECEMBER 31, 2019

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	June 30, 2020	December 31, 2019
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$215,332	$562,503
Trade receivable	34,000	-
Deposits and repayments	64,749	-
Other receivables	34,269	23,656

Total current assets	348,350	586,159

Non-current assets:
Property, plant and equipment, net	246,122	265,540

TOTAL ASSETS	$594,472	$851,699

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Trade payable	$13,157	$12,448
Accrued liabilities and other payable	101,956	306,248
Deferred revenue	16,506	36,841
Amounts due to related parties	965,467	617,180
Current portion of lease liability	5,182	5,022
Income tax payable	27,032	36,063

Total current liabilities	1,129,300	1,013,802

Non-current liabilities:
Lease liability	6,875	9,758

TOTAL LIABILITIES	1,136,175	1,023,560

Commitments and contingencies	-	-

Shareholders’ deficit
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 832,000 and 832,000 shares issued and outstanding as of June 30, 2020 and December 31, 2019	832	832
Common stock, $0.001 par value; 70,000,000 shares authorized; 12,850,759 and 32,363,200 shares issued and outstanding as of June 30, 2020 and December 31, 2019	12,851	32,363
Additional paid-in capital	44,458	24,946
Accumulated other comprehensive loss	(4,376)	(1,319)
Accumulated deficits	(697,788)	(344,788)

Total Vivic Corp. shareholders’ deficit	(644,023)	(287,966)
Non-controlling interest	102,320	116,105

Total deficit	(541,703)	(171,861)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$594,472	$851,699

# Post a Four for One (4:1) forward split effective on January 20, 2020.

See accompanying notes to condensed consolidated financial statements.

VIVIC CORP.

CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE INCOME(LOSS)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

REVENUE	$42,741	$325,975	$154,618	$325,975

Cost of revenue	5,158	-	-	-

Gross profit	47,899	325,975	154,618	325,975

Operating expenses:
General and administrative expenses	$(358,394)	$(44,061)	$(534,741)	(69,250)

Total operating expenses	(358,394)	(44,061)	(534,741)	(69,250)

(Loss) income from operations	(310,495)	281,914	(380,123)	256,725

Other income:
Interest income	44	-	61	-
Interest expense	(350)	-	(740)	-
Other income	13,651	-	13,651	-
Exchange gain	366	-	366	-

Total other income (expense)	13,711	-	13,338	-

(Loss) income before income taxes	(296,784)	281,914	(366,785)	256,725

Income tax credit (expense)	9,329	(18,332)	-	(18,332)

NET (LOSS) INCOME	(287,455)	263,582	(366,785)	238,393

Net loss attributable to non-controlling interest	(7,320)	-	(13,785)	-

Net income (loss) income attributable to Vivic Corp.	$(280,135)	$263,582	$(353,000)	$238,393

Other comprehensive loss:
Foreign currency translation loss	(7,746)	-	(3,057)	-

COMRPEHENSIVE INCOME (LOSS)	$(287,881)	$263,582	$(356,057)	$238,393

Net loss per share – Basic and Diluted	$(0.01)	$0.00	$(0.01)	$0.01

Weighted average common shares outstanding
– Basic and Diluted	31,793,138	117,384,000	32,078,169	46,431,675

See accompanying notes to condensed consolidated financial statements.

VIVIC CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

(Currency expressed in United States Dollars (“US$”))

(Unaudited)

	Six months ended June 30,
	2020	2019

Cash flows from operating activities:
Net (loss) income	$(366,785)	$238,393
Adjustments to reconcile net (loss) income to net cash (used in) generated from operating activities
Depreciation of property, plant, and equipment	18,489	-

Change in operating assets and liabilities:
Accounts receivable	(34,000)	(66,000)
Other receivables	(10,613)	(109,050)
Deposits and prepayments	(64,749)	399
Deferred revenue	(20,335)	-
Accounts payable	709	6,000
Accrued liabilities and other payables	(204,292)	12,405
Income tax payable	(9,031)	6,941

Net cash (used in) generated from operating activities	(690,607)	89,088

Cash flows from financing activities:
Advances from related parties	348,287	120,040
Proceeds from issuance of common and preferred stocks	-	24,838
Repayment of lease liability	(2,511)	-

Net cash generated from financing activities	345,776	144,878

Effect on exchange rate change on cash and cash equivalents	(2,340)	-

NET CHANGE IN CASH AND CASH EQUIVALENTS	(347,171)	233,966

BEGINNING OF PERIOD	562,503	-

END OF PERIOD	$215,332	$233,966

Supplemental Cash Flows Information:
Cash paid for interest	$740	$-
Cash paid for tax	$9,031	$-

See accompanying notes to condensed consolidated financial statements.

VIVIC CORP.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

	Three Months Ended June 30, 2020
	Equity attributable to VIVIC Corp. shareholders
	Preferred stock		Common stock		Additional paid-in capital	Accumulated other comprehensive (loss) income	Accumulated deficits	Noncontrolling interests	Total shareholders’ deficit
	No. of shares	Amount	No. of shares	Amount

Balance as of April 1, 2020	832,000	$832	32,363,200	32,363	$24,946	$3,370	$(417,653)	$109,640	$(246,502)

Cancellation of shares	-	-	(19,512,441)	(19,512)	19,512	-	-	-	-
Foreign currency translation adjustment	-	-	-	-	-	(7,746)	-	-	(7,746)
Net loss for the period	-	-	-	-	-	-	(280,135)	(7,320)	(287,455)

Balance as of June 30, 2020	832,000	$832	12,850,759	12,851	$44,458	$(4,376)	$(697,788)	$102,320	$(541,703)

Balance as of April 1, 2019	832,000	$832	117,384,000	$117,384	$(60,075)	$-	$(58,093)	$-	$48

Net income for the period	-	-	-	-	-	-	263,582	-	263,582

Balance as of June 30, 2019	832,000	$832	117,384,000	$117,384	$(60,075)	$-	$205,489	$-	$263,630

	Six Months Ended June 30, 2020
	Equity attributable to VIVIC Corp. shareholders
	Preferred stock		Common stock		Additional paid-in capital	Accumulated other comprehensive (loss) income	Accumulated deficits	Noncontrolling interests	Total shareholders’ deficit
	No. of shares	Amount	No. of shares	Amount

Balance as of January 1, 2020	832,000	$832	32,363,200	$32,363	$24,946	$(1,319)	$(344,788)	$116,105	$(171,861)

Cancellation of shares	-	-	(19,512,441)	(19,512)	19,512	-	-	-	-
Foreign currency translation adjustment	-	-	-	-	-	(3,057)	-	-	(3,057)
Net loss for the period	-	-	-	-	-	-	(353,000)	(13,785)	(366,785)

Balance as of June 30, 2020	832,000	$832	12,850,759	12,851	$44,458	$(4,376)	$(697,788)	$102,320	$(541,703)

Balance as of January 1, 2019	-	$-	21,360,000	21,360	$11,943	$-	$(32,904)	$-	$399

Share issued for capital proceeds of $15,600	832,000	832	96,024,000	96,024	(72,018)	-	-	-	24,838
Net income for the period	-	-	-	-	-	-	238,393	-	238,393

Balance as of June 30, 2019	832,000	$832	117,384,000	$117,384	$(60,075)	$-	$205,489	$-	$263,630

# Post a Four for One (4:1) forward split effective on January 20, 2020.

See accompanying notes to condensed consolidated financial statements.

VIVIC CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2020

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

NOTE－1BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared by management in accordance with both accounting principles generally accepted in the United States (“GAAP”), and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Certain information and note disclosures normally included in audited financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading.

In the opinion of management, the consolidated balance sheet as of December 31, 2019 which has been derived from audited financial statements and these unaudited condensed consolidated financial statements reflect all normal and recurring adjustments considered necessary to state fairly the results for the periods presented. The results for the period ended June 30, 2020 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2020 or for any future period.

These unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the Management’s Discussion and the audited financial statements and notes thereto included in the Annual Report on Form 10-K/A for the year ended December 31, 2019.

NOTE－2ORGANIZATION AND BUSINESS BACKGROUND

VIVIC CORP. (the "Company" or “VIVC”) is a corporation established under the corporation laws in the State of Nevada on February 16, 2017. Starting December 27, 2018, associated with the change of management, we expanded our business operations to include new types of marine tourism.  In addition, we started making efforts to enter into the businesses of constructing marinas and constructing yachts in the mainland China under the brand of Monte Fino. Monte Fino is a famous yacht brand owned by Taiwan Kha Shing Yacht Company, one of the leading yacht manufacturers in the world.

On October 15, 2019, we acquired Guangzhou Monte Fino Yacht Co., Ltd., a Chinese limited liability company (“Guangzhou Monte Fino”).  Guangzhou Monte Fino holds the exclusive license to use the brand “Monte Fino” in the mainland China. Guangzhou Monte Fino is in the process of applying for licenses to develop a yacht marina in Shanwei City, Guangdong Province, China.  Guangzhou Monte Fino is also trying to obtain the necessary licenses to develop a marina in Fujian Province, China.

It has also developed and operates “Joy Wave”(享浪)，an online yacht rental and leisure service business in Guangzhou, China. In the mainland China and Taiwan, primarily through the Internet, we provide third-party yacht and marine tourism services.  This marine tourism involves high quality coastal tourism attractions in Taiwan and China including Hainan, Guangdong, Xiamen, and Quanzhou.

In the field of marine tourism, the number of yachts that can be rented has been increased through a yacht-sharing program system, which can provide services for more customers.

We also started to develop energy-saving yacht engines. Because it has advanced technology, it can achieve up to 50% energy efficiency. This energy-saving and innovative technology may be applied to new energy-saving engines for yachts. This innovative technology may bring favorable changes to the yachting industry and promote a low-carbon tourism for global environmental protection.

On January 15, 2020, the Company approved an amendment to the Company’s Certificate of Incorporation (the “Charter”) to file with the Secretary of State of the State of Nevada a Certificate of Amendment to the Charter (the “Charter Amendment”). Pursuant to the Charter Amendment, the Company’s Charter was amended, effective as of January 20, 2020, to effectuate a Four for One (4:1) forward split of the Company’s shares of common stock. This amendment supersedes the amendment filed on November 2, 2019 regarding the same Four for One (4:1) forward split. The number of authorized shares and par value remain unchanged.  All share and per share information in this financial statements and footnotes have been retroactively adjusted for the period and years presented, unless otherwise indicated, to give effect to the forward stock split.

Description of subsidiaries

Name	Place of incorporation and kind of legal entity	Principal activities and place of operation	Particulars of issued/ registered share capital	Effective interest held

Vivic Corporation (Hong Kong) Co., Limited	Hong Kong	Investment holding and tourism consultancy service	52,000,000 ordinary shares for HK$2,159,440	75%

Vivic Corporation (Guangzhou) Co., Limited	The People’s Republic of China	Tourism consultancy service	Registered: RMB10,000,000 Paid up: RMB353,343	75%

Vivic Corporation (Fujian) Co., Limited	The People’s Republic of China	Tourism consultancy service	Registered: RMB10,000,000 Paid up: RMB0	75%

Guangzhou Monte Fino Yacht Company Limited	The People’s Republic of China	Tourism consultancy service and provision of yacht service	Registered: RMB10,000,000 Paid up: RMB2,873,441 (2019: RMB2,244,758)	100%

Guangzhou Hysoul Yacht Company Limited	The People’s Republic of China	Provision of yacht service	Registered: RMB10,000,000 Paid up: RMB330,000 (2019: RMB140,000)	100%

Guangzhou Kha Shing Yacht Company Limited	The People’s Republic of China	Provision of yacht service	Registered: RMB10,000,000 Paid up: RMB223,000 (2019: RMB73,000)	90%

VIVC and its subsidiaries are hereinafter referred to as (the “Company”).

NOTE－3SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying condensed consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying condensed consolidated financial statements and notes.

•Use of estimates

In preparing these condensed consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses during the periods reported. Actual results may differ from these estimates.

•Risks and uncertainties

(1)Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months if we do not generate more revenues or obtain more funds for our business operations. There is no assurance that we can generate more revenues or obtain more investments.

(2)We face strong competition from well-established companies and small independent companies. We will be at a competitive disadvantage in obtaining the facilities, employees, financing, and other resources required to provide our services and products to customers. Our opportunity to obtain customers may be limited by our financial resources and other assets.

(3)We rely on the health and growth of the tourism industry. Tourism is highly sensitive to business and personal discretionary spending levels, and thus tends to decline during general economic downturns. In addition, other adverse trends or events that tend to reduce tourism are likely to reduce our revenues. Also, due to the nature of our business, we may be subject to liability claims arising out of accidents or disasters causing injury to our customers, including claims for serious personal injury or death. There can be no assurance that we will be able to obtain sufficient insurance coverage at acceptable premium levels in the future. Successful assertion against us of one or a series of large uninsured claims, or of one or a series of claims exceeding our insurance, could adversely affect our business, financial condition, and results of operations.

(4)Eco Gas, our related company in the energy-saving yacht engines industry, has not applied for or obtained any patent for its proprietary technologies. The lack of patent protection might cause us to lose our technology advantages if our competitors are able to reverse-engineer our technology and produce similar products. In addition, we don’t own any trade mark. Although we have started the process of applying for trade marks in China, Taiwan and US, there is assurance that the trade mark registration can be obtained timely.

(5)Since we only had limited operations and did not have much revenue, we are unable to afford to establish an audit committee.

(6)As a Nevada corporation, we plan to be able to carry out business in the United States eventually. However, currently we don’t have any substantial asset in the U.S. and we may not be able to own any substantial asset in the near future. Lack of substantial assets will make it difficult for us to launch business operations and cause delay to the execution of our business plans in the U.S.

(7)VIVIC Corp. has not used a private placement memorandum, a registered stock offering or any other type of formal disclosure connected with prior sales of securities.  Therefore, there is risk that investors might seek to reverse prior purchase transactions and ask for a return of their money.

(8)Our business could be affected by the recent outbreak of the COVID-19 disease. With an aim to contain the COVID-19 outbreak, both China and Taiwan governments have imposed various strict measures including, but not limited to, travel restrictions, mandatory quarantine requirements, and postponed resumption of business operations. Considering the features of our business in the tourism and recreation industries, we have been experiencing business disruption as a result of those measures to contain the COVID-19 outbreak. Additionally, as COVID-19 continues to evolve into a worldwide health crisis, it has adversely affected the global economy and financial markets. If the COVID-19 outbreak is not effectively controlled in a short period of time, our business and results of operations could be adversely affected to the extent the COVID-19 outbreak harms the world economy generally. The extent to which the COVID-19 outbreak impacts our financial condition and results of operations for the full year of 2020 cannot be reasonably estimated at this time and will depend on future developments that currently cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the COVID-19 outbreak or treat its impact.

•Basis of consolidation

The condensed consolidated financial statements include the financial statements of VIVC and its subsidiaries. All significant inter-company balances and transactions within the Company have been eliminated upon consolidation.

•Cash and cash equivalents

Cash and cash equivalents consist primarily of cash in readily available checking and saving accounts. Cash equivalents consist of highly liquid investments that are readily convertible to cash and that mature within three months or less from the date of purchase. The carrying amounts approximate fair value due to the short maturities of these instruments.

•Accounts receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest, which are due within contractual payment terms, generally 30 to 90 days from completion of service. Credit is extended based on evaluation of a customer's financial condition, the customer credit-worthiness and their payment history. Accounts receivable outstanding longer than the contractual payment terms are considered past due. Past due balances over 90 days and over a specified amount are reviewed individually for collectability. At the end of fiscal year, the Company specifically evaluates individual customer’s financial condition, credit history, and the current economic conditions to monitor the progress of the collection of accounts receivables. The Company will consider the allowance for doubtful accounts for any estimated losses resulting from the inability of its customers to make required payments. For the receivables that are past due or not being paid according to payment terms, the appropriate actions are taken to exhaust all means of collection, including seeking legal resolution in a court of law. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers. As of June 30, 2020, there was no allowance for doubtful accounts.

•Property, plant, and equipment

Property, plant, and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

Expected useful life
Service yacht	10 years
Motor vehicle	5 years

Expenditure for repairs and maintenance is expensed as incurred. When assets have retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

•Revenue recognition

Under ASU 2014-09, the Company recognizes revenue when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

The Company derives its revenues from the sale and rendering of yacht services and recognizes in full upon completion of delivery to the receiver’s location or services to the customers. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

•	identify the contract with a customer;
•	identify the performance obligations in the contract;
•	determine the transaction price;
•	allocate the transaction price to performance obligations in the contract; and
•	recognize revenue as the performance obligation is satisfied.

•Comprehensive income

ASC Topic 220, “Comprehensive Income”, establishes standards for reporting and display of comprehensive income, its components, and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated other comprehensive income, as presented in the accompanying condensed consolidated statement of stockholders’ equity, consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

•Income taxes

Income taxes are determined in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

For the three and six months ended June 30, 2020 and 2019, the Company did not have any interest and penalties associated with tax positions. As of June 30, 2020, and December 31, 2019, the Company did not have any significant unrecognized uncertain tax positions.

The Company is subject to tax in local and foreign jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the relevant tax authorities.

•Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of operations.

The reporting currency of the Company is United States Dollar ("US$") and the accompanying consolidated financial statements have been expressed in US$. In addition, the Company and subsidiaries are operating in PRC and Hong Kong maintain their books and record in their local currency, Renminbi (“RMB”) and Hong Kong dollars (“HK$”), which is a functional currency as being the primary currency of the economic environment in which their operations are conducted. In general, for consolidation purposes, assets, and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the year. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income within the statements of changes in stockholder’s equity.

Translation of amounts from RMB and HK$ into US$ has been made at the following exchange rates for the period ended June 30, 2020 and December 31, 2019:

	June 30, 2020	December 31, 2019
Period-end RMB:US$ exchange rate	7.0682	6.9668
Period averageRMB:US$exchange rate	7.0324	6.9668
Period-end HK$:US$ exchange rate	7.7501	7.7872
Period averageHK$:US$exchange rate	7.7607	7.8346

•Lease

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Leases with a term greater than one year are recognized on the balance sheet as right-of-use assets, lease liabilities and long-term lease liabilities. The Company has elected not to recognize on the balance sheet leases with terms of one year or less. Operating lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected remaining lease term. However, certain adjustments to the right-of-use asset may be required for items such as prepaid or accrued lease payments. The interest rate implicit in lease contracts is typically not readily determinable. As a result, the Company utilizes its incremental borrowing rates, which are the rates incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment.

In accordance with the guidance in ASC 842, components of a lease should be split into three categories: lease components (e.g. land, building, etc.), non-lease components (e.g. common area maintenance, consumables, etc.), and non-components (e.g. property taxes, insurance, etc.). Subsequently, the fixed and in-substance fixed contract consideration (including any related to non-components) must be allocated based on the respective relative fair values to the lease components and non-lease components.

The Company made the policy election to not separate lease and non-lease components. Each lease component and the related non-lease components are accounted for together as a single component.

•Net income (loss) per share

The Company calculates net loss per share in accordance with ASC Topic 260, “Earnings per Share.” Basic income per share is computed by dividing the net income by the weighted-average number of common shares outstanding during the period. Diluted income per share is computed similar to basic income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

•Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

•Concentrations and credit risk

The Company’s principal financial instruments subject to potential concentration of credit risk are cash and cash equivalents, including amounts held in money market accounts. The Company places cash deposits with a federally insured financial institution. The Company maintains its cash at banks and financial institutions it considers to be of high credit quality; however, the Company’s domestic cash deposits may at times exceed the Federal Deposit Insurance Corporation’s insured limit. Balances in excess of federally insured limitations may not be insured. The Company has not experienced losses on these accounts, and management believes that the Company is not exposed to significant risks on such accounts.

•Fair value of financial instruments

The carrying value of the Company’s financial instruments (excluding short-term bank borrowing and note payable): cash and cash equivalents, accounts and retention receivable, prepayments and other receivables, accounts payable, income tax payable, amount due to a related party, other payables and accrued liabilities approximate at their fair values because of the short-term nature of these financial instruments.

Management believes, based on the current market prices or interest rates for similar debt instruments, the fair value of note payable approximate the carrying amount.

The Company also follows the guidance of the ASC Topic 820-10, “Fair Value Measurements and Disclosures” ("ASC 820-10"), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

●	Level 1 : Inputs are based upon unadjusted quoted prices for identical instruments traded in active markets;

●

Level 2 : Inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. Black-Scholes Option-Pricing model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs; and

●

Level 3 : Inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

•Recent accounting pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). ASU 2016-13 amends the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables. In November 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments - Credit Losses” (“ASU 2018-19”) which clarifies that receivables arising from operating leases are accounted for using lease guidance and not as financial instruments. In April 2019, the FASB issued ASU No. 2019-04, “Codification Improvements to Topic 326, Financial Instruments - Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments” (“ASU 2019-04”) which clarifies treatment of certain credit losses. In May 2019, the FASB issued ASU No. 2019-05, “Financial Instruments - Credit Losses (Topic 326): Targeted Transition Relief ” (“ASU 2019-05”) which provides an option to irrevocably elect to measure certain individual financial assets at fair value instead of amortized cost. In November 2019, the FASB issued ASU No. 2019-11, “Codification Improvements to Topic 326, Financial Instruments - Credit Losses” (“ASU 2019-11”), which provides guidance around how to report expected recoveries. In February 2020, the Financial Accounting Standards Board issued ASU No. 2020-02, “Financial Instruments - Credit Losses” (Topic 326) (“ASU 2020-02”) which provides updated guidance on how an entity should measure credit losses on financial instruments and delayed the effective date of the original pronouncement for smaller reporting companies. ASU 2016-13, ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-11, and ASU 2020-02 (collectively, “ASC 326”) are effective for public entities for fiscal years beginning after December 15, 2019, with early adoption permitted. The adoption of ASC 326 did not have a material impact on the Company’s recognition of financial instruments within the scope of the standard.

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles - Goodwill and Other (Topic 350) - Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”), which eliminates step two from the goodwill impairment test and instead requires an entity to perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The guidance is effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019 and should be adopted on a prospective basis. The adoption of ASU 2017-04 did not have a material effect on the Company’s current financial position, results of operations or financial statement disclosures.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 modifies the disclosure requirements on fair value measurements. ASU 2018-13 is effective for public entities for fiscal years beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosures. The adoption of ASU 2018-13 did not have a material effect on the Company’s current financial position, results of operations or financial statement disclosures.

In December 2019, the FASB issued ASU No 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” (“ASU 2019-12”). ASU 2019-12 removes certain exceptions to the general principles in Topic 740 in Generally Accepted Accounting Principles. ASU 2019-12 is effective for public entities for fiscal years beginning after December 15, 2020, with early adoption permitted. The Company does not expect ASU 2019-12 to have a material effect on the Company’s current financial position, results of operations or financial statement disclosures.

In March 2020, the FASB issued ASU 2020-03, “Codification Improvements to Financial Instruments” (“ASU 2020-03”).  ASU 2020-03 improves and clarifies various financial instruments topics. ASU 2020-03 includes seven different issues that describe the areas of improvement and the related amendments to GAAP, intended to make the standards easier to understand and apply by eliminating inconsistencies and providing clarifications. The Company adopted ASU 2020-03 upon issuance, which did not have a material effect on the Company’s current financial position, results of operations or financial statement disclosures.

In March 2020, the FASB issued ASU No 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” (“ASU 2020-04”). ASU 2020-04 provides temporary optional expedients and exceptions to the US GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens related to the expected market transition from the London Interbank Offered Rate (LIBOR) and other interbank offered rates to alternative reference rates. ASU 2020-04 is effective beginning on March 12, 2020, and the Company may elect to apply the amendments prospectively through December 31, 2022. The Company does not expect ASU 2020-04 to have a material effect on the Company’s current financial position, results of operations or financial statement disclosures.

NOTE－4GOING CONCERN UNCERTAINTIES

The accompanying condensed consolidated financial statements have been prepared using the going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company has suffered from net loss of $366,785 during the six months ended June 30, 2020. Also, at June 30, 2020, the Company has incurred the accumulated deficits of $697,788 and working capital deficit of $780,950. In addition, with respect to the ongoing and evolving coronavirus (COVID-19) outbreak, which was designated as a pandemic, the outbreak has caused substantial disruption in international economies and global trades and if repercussions of the outbreak are prolonged, could have a significant adverse impact on the Company’s business.

The continuation of the Company as a going concern through June 30, 2021 is dependent upon the continued financial support from its shareholders. Management believes the Company is currently pursuing additional financing for its operations. However, there is no assurance that the Company will be successful in securing sufficient funds to sustain the operations.

These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. These condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and liabilities that may result in the Company not being able to continue as a going concern.

NOTE－5PROPERTY, PLANT AND EQUIPMENT

Property, plant, and equipment consisted of the following:

	June 30, 2020	December 31, 2019
	(Unaudited)	(Audited)
At cost:
Service yacht	$349,481	$354,568
Motor vehicle	20,691	18,164
Less: accumulated depreciation	(124,050)	(107,192)
	$246,122	$265,540

Depreciation expense for the three months ended June 30, 2020 and 2019 were $9,195 and $0, respectively.

Depreciation expense for the six months ended June 30, 2020 and 2019 were $18,489 and $0, respectively.

NOTE－6AMOUNTS DUE TO RELATED PARTIES

The amounts represented temporary advances to the Company by the shareholders of the Company, which were unsecured, interest-free and had no fixed terms of repayments. Imputed interests from related parties’ loan are not significant.

NOTE－7LEASE LIABILITY

The Company purchased a service vehicle under a financing lease arrangement with the effective interest rate of 2.25% per annum, due through August 30, 2022, with principal and interest payable monthly. The lease liability is as follows:

Right of use assets and Lease liability – right of use are as follows:

	June 30, 2020	December 31, 2019
	(Unaudited)	(Audited)

Right of use assets	$12,057	$17,256

Current portion	$5,182	$5,022
Non-current portion	6,875	9,758

Total	$12,057	$14,780

The lease liability – right of use is as follows:

	June 30, 2020	December 31, 2019
		(Audited)

Current portion	$5,182	$5,022
Non-current portion	6,875	9,758

Total	$12,057	$14,780

As of June 30, 2020, the maturities of the lease liability – right of use which have initial or remaining lease terms in excess of one year consist of the following:

Year ending June 30:
2020	$6,494
2021	6,494
2022	541

Total:	$13,529

NOTE－8INCOME TAXES

The Company has operations in various countries and is subject to tax in the jurisdictions in which they operate, as follows:

United States of America

VIVC is registered in the State of Delaware and is subject to US federal corporate income tax. The U.S. Tax Cuts and Jobs Act (the “Tax Reform Act”) was signed into law. The Tax Reform Act significantly revised the U.S. corporate income tax regime by, among other things, lowering the U.S. corporate tax rate from 35% to 21% effective January 1, 2018. The Company’s policy is to recognize accrued interest and penalties related to unrecognized tax benefits in its income tax provision. The Company has not accrued or paid interest or penalties which were not material to its results of operations for the periods presented.

The reconciliation of income tax rate to the effective income tax rate based on (loss) income before income taxes for the six months ended June 30, 2020 and 2019 are as follows:

	Six months ended June 30,
	2020	2019

(Loss) income before income taxes	$(181,230)	$256,725
Statutory income tax rate	21%	21%
Income tax expense at statutory rate	(38,058)	53,912
Tax effect of allowance	38,058	(35,580)
Income tax expense	$-	$18,332

Taiwan

The Company’s Taiwan branch operating in Taiwan is subject to the Taiwan Profits Tax at the income tax rates ranging from 20% on the assessable income arising in Taiwan during its tax year.

The reconciliation of income tax rate to the effective income tax rate based on loss before income taxes for the six months ended June 30, 2020 and 2019 are as follows:

	Six months ended June 30,
	2020	2019

Loss before income taxes	$(64,881)	$-
Statutory income tax rate	20%	20%
Income tax expense at statutory rate	(12,976)	-
Net operating loss	12,976	-
Income tax expense	$-	$-

Hong Kong

The Company’s subsidiary operating in Hong Kong is subject to the Hong Kong Profits Tax at the tax rates ranging from 8.25% to 16.5% on the assessable income arising in Hong Kong during its tax year.

The reconciliation of income tax rate to the effective income tax rate based on loss before income taxes for the six months ended June 30, 2020 and 2019 are as follows:

	Six months ended June 30,
	2020	2019

Loss before income taxes	$(32,569)	$-
Statutory income tax rate	16.5%	16.5%
Income tax expense at statutory rate	(5,373)	-
Tax effect of non-taxable income	(1)
Net operating loss	5,374	-
Income tax expense	$-	$-

The People’s Republic of China

The Company’s subsidiary operating in The People’s Republic of China (“PRC) is subject to the PRC Income Tax at the unified rate of 25% on the assessable income arising in PRC during its tax year.

The reconciliation of income tax rate to the effective income tax rate based on loss before income taxes for the six months ended June 30, 2020 and 2019 are as follows:

	Six months ended June 30,
	2020	2019

Loss before income taxes	$(88,105)	$-
Statutory income tax rate	25%	25%
Income tax expense at statutory rate	(22,026)	-
Net operating loss	22,026	-

Income tax expense	$-	$-

The following table sets forth the significant components of the deferred tax assets and liabilities of the Company as of June 30, 2020 and December 31, 2019:

	June 30, 2020	December 31, 2019
	(Unaudited)	(Audited)
Deferred tax assets on
Net operating loss carryforwards:
-United States	$38,058	$-
-Taiwan	12,976	7,365
-Hong Kong	5,374	6,319
-PRC	22,026	24,152
Less: valuation allowance	(78,434)	(37,836)
Deferred tax assets, net	$-	$-

As of June 30, 2020, the operations incurred $366,785 of cumulative net operating losses which can be carried forward to offset future taxable income. There is no expiry in net operating loss carryforwards. The Company has provided for a full valuation allowance against the deferred tax assets of $78,434 on the expected future tax benefits from the net operating loss carryforwards as the management believes it is more likely than not that these assets will not be realized in the future.

NOTE－9SHAREHOLDERS’ DEFICIT

Authorized Shares

The Company’s authorized shares are 5,000,000 preferred shares and 70,000,000 common shares with a par value of $0.001 per share.

Preferred Stock

As of June 30, 2020, and December 31, 2019, the Company had a total of 832,000 and 832,000 shares of its preferred stock issued and outstanding, respectively.

Common Stock

On June 29, 2020, the Company approved the share cancellation agreements to cancel 19,512,441 shares of common stock held by a group of individuals and entities.

On January 15, 2020, the Company approved an amendment to the Company’s Certificate of Incorporation (the “Charter”) to file with the Secretary of State of the State of Nevada a Certificate of Amendment to the Charter (the “Charter Amendment”). Pursuant to the Charter Amendment, the Company’s Charter was amended, effective as of January 20, 2020, to effectuate a Four for One (4:1) forward split of the Company’s shares of common stock. This amendment supersedes the amendment filed on November 2, 2019 regarding the same Four for One (4:1) forward split.

The number of authorized shares and par value remain unchanged.  All share and per share information in this financial statements and footnotes have been retroactively adjusted for the period and years presented, unless otherwise indicated, to give effect to the forward stock split.

As of June 30, 2020, and December 31, 2019, the Company had a total of 12,850,759 and 32,363,200 shares of its common stock issued and outstanding, respectively.

NOTE－10RELATED PARTY TRANSACTIONS

In support of the Company’s efforts and cash requirements, it may rely on advances from related parties until such time that the Company can support its operations or attains adequate financing through sales of its equity or traditional debt financing. There is no formal written commitment for continued support by officers, directors, or shareholders. Amounts represent advances or amounts paid in satisfaction of liabilities. The advances are considered temporary in nature and have not been formalized by a promissory note.

The Company paid $18,000 and $19,500 consulting fee to Honetech Inc., its controlling shareholder during the six months ended June 30, 2020 and 2019, respectively.

The Company paid $30,000 and $0 consulting fee to Continental Development Corporation., its related party during the six months ended June 30, 2020 and 2019, respectively.

The Company paid $200,000 and $0 consulting fee to Go Right Holdings Limited., its controlling shareholder during the six months ended June 30, 2020 and 2019, respectively.

Three of the subsidiaries have been provided free office space by Guangzhou Monte Fino Yacht Company Limited. The management determined that such cost is nominal and did not recognize the rent expense in its condensed consolidated financial statements.

Apart from the transactions and balances detailed elsewhere in these accompanying condensed consolidated financial statements, the Company has no other significant or material related party transactions during the periods presented.

NOTE－11COMMITMENTS AND CONTINGENCIES

As of June 30, 2020, the Company has no material commitments and contingencies.

NOTE－12SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred June 30, 2020, up through August 7, 2020 the Company presented the condensed consolidated financial statements.

On July 10, 2020, the Company approved the issuance of the 13,083,162 shares of common stock to a group of individuals and entities pursuant to the stock purchase agreements.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE TRANSITION PERIOD ENDED DECEMBER 31, 2019 AND; YEAR ENDED APRIL 30, 2019 AND APRIL 30, 2018

Report of Independent Registered Public Accounting Firm – HKCM CPA & Co.

Report of Independent Registered Public Accounting Firm – Fruci& Associates II, PLLC

Consolidated Balance Sheets as of December 31, 2019, April 30, 2019 and April 30, 2018

Consolidated Statements of Operations And Comprehensive (Loss) Income for the Period ended December 31, 2019 and the Years ended April 30, 2019 and 2018

Consolidated Statements of Cash Flows for the Period ended December 31, 2019 and the Years ended April 30, 2019 and 2018

Consolidated Statement of Changes in Shareholders’ Equity (Deficit) for the Period ended December 31, 2019 and the Years ended April 30, 2019 and 2018

Notes to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors and of

VIVIC CORP.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Vivic Corp. and Subsidiaries (the “Company”) as of December 31, 2019 and April 30, 2019, the related consolidated statements of operations and comprehensive (loss) income, cash flows and changes in shareholders’ (deficit) equity for the period from May 1, 2019 to December 31, 2019 and the year ended April 30, 2019, and the related notes (collectively referred to as the “consolidated financial statements”).  In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2019 and April 30, 2019, and the results of its operations and its cash flows for the period from May 1, 2019 to December 31, 2019 and the year ended April 30, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 3 to the consolidated financial statements, as of December 31, 2019, the Company has suffered from an accumulated deficit of $344,788 and working capital deficit of $427,643. These factors create an uncertainty as to the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ HKCM CPA Co.

Certified Public Accountants

We have served as the Company's auditor since 2019.

Hong Kong, China

April 2, 2020

FRUCI & ASSOCIATES II
A Professional Limited Liability Company

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Vivic Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Vivic Corp. ("the Company") as of April 30, 2018, and the related statement of operations and comprehensive (loss) income, changes in shareholders' equity, and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2018, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has not established an ongoing source of revenue sufficient to cover its operating costs and has an accumulated loss since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

/s/ Fruci & Associates II, PLLC

We have served as the Company's auditor from 2017 to May 14, 2019.

Spokane, Washington
June 18, 2018, except as to the 4 to 1 forward stock split disclosed under "Common Stock" in Note 1 to the consolidated financial statements, of which the date is April 2, 2020

VIVIC CORP.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2019, APRIL 30, 2019 AND 2018

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	December 31,	April 30,	April 30,
	2019	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$562,503	$170,519	$14,006
Deposits and prepayments	-	11,000	-
Other receivables	23,656	-	-

Total current assets	586,159	181,519	14,006

Non-current assets:
Property, plant and equipment, net	265,540	-	-

Assets of discontinued operations	-	-	4,904

TOTAL ASSETS	$851,699	$181,519	$18,910

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Trade payable	$12,448	$-	$-
Accrued liabilities and other payable	306,248	11,255	-
Deferred revenue	36,841	-	-
Amounts due to related parties	617,180	99,937	10,078
Current portion of lease liability	5,022	-	-
Income tax payable	36,063	6,941	-

Total current liabilities	1,013,802	118,133	10,078

Non-current liabilities:
Lease liability	9,758	-	-

TOTAL LIABILITIES	1,023,560	118,133	10,078

Commitments and contingencies	-	-	-

Shareholders’ (deficit) equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 832,000, 832,000 and 0 shares issued and outstanding as of December 31, 2019, April 30, 2019, and April 30, 2018, respectively	832	832	-
Common stock, $0.001 par value; 70,000,000 shares authorized; 32,363,200, 117,384,000 and 21,360,000 shares issued and outstanding as of December 31, 2019, April 30, 2019, and April 30, 2018, respectively	32,363	117,384	21,360
Additional paid-in capital	24,946	(60,075)	8,340
Accumulated other comprehensive loss	(1,319)	-	-
(Accumulated losses) retained earning	(344,788)	5,245	(20,868)

Total Vivic Corp. shareholders’ (deficit) equity	(287,966)	63,386	8,832
Non-controlling interest	116,105	-	-
	(171,861)	63,386	8,832

TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	$851,699	$181,519	$18,910

# Post a Four for One (4:1) forward split effective on January 20, 2020.

See accompanying notes to consolidated financial statements.

VIVIC CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

FOR THE PERIOD ENDED DECEMBER 31, 2019 AND

THE YEARS ENDED APRIL 30, 2019 AND 2018

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	8 Months ended December 31,	Years ended April 30,
	2019	2019	2018

Revenues, net	$428,340	$99,975	$-

Cost of revenue	(13,899)	-	-

Gross profit	414,441	99,975	-

Operating expenses
General and administrative	(448,792)	(66,921)	(25,945)

Total operating expenses	(448,792)	(66,921)	(25,945)

Income (loss) from operation	(34,351)	33,054	(25,945)

Other income (expense):
Impairment loss	(299,242)	-	-
Interest expense	(425)	-	-
Interest income	67	-	-
Other income	504	-	-
Exchange difference	325	-	-
Total other income (expense)	(298,771)	-	-

(Loss) income from continuing operations before income taxes	(333,122)	33,054	(25,945)

Income tax expense	(29,122)	(6,941)	-

Net (loss) income from continuing operations	(362,244)	26,113	(25,945)

Net income from discontinued operations	-	-	7,035

NET LOSS	(362,244)	26,113	(18,910)

Net loss attributable to non-controlling interest	(12,211)	-	-

Net (loss) income attributable to Vivic Corp.	$(350,033)	$26,113	$(18,910)

Other comprehensive loss:
Foreign currency translation loss	(1,319)	-	-

COMPREHENSIVE (LOSS) INCOME	$(351,352)	$26,113	$(18,910)

Net loss per share – Basic and Diluted	$(0.01)	$0.00	(0.00)

Weighted average common shares outstanding
– Basic and Diluted	65,548,624	29,515,464	19,252,000

# Post a Four for One (4:1) forward split effective on January 20, 2020.

See accompanying notes to consolidated financial statements.

VIVIC CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE PERIOD ENDED DECEMBER 31, 2019 AND

THE YEARS ENDED APRIL 30, 2019 AND 2018

(Currency expressed in United States Dollars (“US$”))

	8 Months ended December 31,	Years ended April 30,
	2019	2019	2018

Cash flows from operating activities:
Net income (loss)	$(362,244)	$26,113	$(18,910)
Adjustments to reconcile net (loss) income to net cash generated from (used in) operating activities
Depreciation of property, plant, and equipment	9,672	1,026	-
Impairment loss on good will	299,242	-	-

Change in operating assets and liabilities:
Deposits and prepayments	45,207	(10,800)	-
Other receivables	6,234	-	-
Trade payable	296	-	-
Accrued liabilities and other payable	228,604	11,255	-
Deferred revenue	36,841	-	-
Income tax payable	29,122	6,941	-
Cash generated from (used in) operating activities – continuing operation	292,974	34,535	(18,910)
Cash generated from operating activities – discontinued operation	-	-	1,446
Net cash generated from (used in) operating activities	292,974	34,535	(17,464)

Cash flows from investing activities:
Purchase of property, plant, and equipment	(18,164)	-	-
Acquisition of a subsidiary	(78,868)	-	-
Cash used in investing activities – continuing operation	(97,032)	-	-
Cash used in investing activities – discontinued operation	-	-	(6,150)
Net cash used in investing activities	(97,032)	-	(6,150)

Cash flows from financing activities:
Advances from related parties	58,159	99,937	-
Proceeds of loan from former shareholder	-	2,025	7,850
Repayment on loan from former shareholder	-	(4,822)	-
Repayment of lease liability	(1,223)	-	-
Proceeds from issuance of common and preferred stock	-	24,838	25,200
Change in non-controlling interest	128,316	-	-
Net cash generated from financing activities	185,252	121,978	33,050

Effect on exchange rate change on cash and cash equivalents	10,790	-	-

NET CHANGE IN CASH AND CASH EQUIVALENTS	391,984	156,513	9,436

BEGINNING OF PERIOD/YEAR	170,519	14,006	4,570

END OF PERIOD/YEAR	562,503	$170,519	$14,006

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$-	$-	$-
Cash paid for interest	$425	$-	$-

NON-CASH FINANCING TRANSACTIONS
Exchange of property, plant and equipment for settlement of debt	$-	$3,678	$-
Gain on settlement of debt	$-	$3,603	$-

See accompanying notes to consolidated financial statements.

VIVC CORP.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY

FOR THE PERIOD ENDED DECEMBER 31, 2019 AND THE YEARS ENDED APRIL 30, 2019 AND 2018

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	Equity attributable to VIVIC Corp. shareholders
	Preferred stock		Common stock		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated losses (retained earnings)	Noncontrolling interests	Total shareholders’ (deficit) equity
	No. of shares	Amount	No. of shares	Amount

Balance as of May 1, 2017	-	$-	18,000,000	$18,000	$(13,500)	$-	$(1,958)	$-	$2,542

Share issued for capital proceeds of $25,200	-	-	3,360,000	3,360	21,840	-	-	-	25,200
Net loss for the year	-	-	-	-	-	-	(18,910)	-	(18,910)

Balance as of April 30, 2018	-	$-	21,360,000	$21,360	$8,340	$-	$(20,868)	$-	$8,832

Balance as of May 1, 2018	-	$-	21,360,000	21,360	$8,340	$-	$(20,868)	$-	$8,832

Share issued for capital proceeds of $24,838	832,000	832	96,024,000	96,024	(72,018)	-	-	-	24,838
Gain on settlement of debt	-	-	-	-	3,603	-	-	-	3,603
Net income for the year	-	-	-	-	-	-	26,113	-	26,113

Balance as of April 30, 2019	832,000	$832	117,384,000	$117,384	$(60,075)	$-	$5,245	$-	$63,386

Balance as of May 1, 2019	832,000	$832	117,384,000	$117,384	$(60,075)	$-	$5,245	$-	$63,386

Shares cancelled	-	-	(85,020,800)	(85,021)	85,021	-	-	-	-
Change in non-controlling interest	-	-	-	-	-	-	-	128,316	128,316
Foreign currency translation adjustment	-	-	-	-	-	(1,319)	-	-	(1,319)
Net loss for the period	-	-	-	-	-	-	(350,033)	(12,211)	(362,244)

Balance as of December 31, 2019	832,000	$832	32,363,200	$32,363	$24,946	$(1,319)	$(344,788)	$116,105	$(171,861)

# Post a Four for One (4:1) forward split effective on January 20, 2020.

See accompanying notes to consolidated financial statements.

VIVIC CORP.

NOTES TO CONSOLIDATEDFINANCIAL STATEMENTS

FOR THE PERIOD ENDED DECEMBER 31, 2019

FOR THE YEARS ENDED APRIL 30, 2019 AND 2018

(Currency expressed in United States Dollars (“US$”), except for number of shares)

NOTE－1ORGANIZATION AND BUSINESS BACKGROUND

VIVIC Corp. (the "Company" or “VIVIC”) is a corporation established under the corporation laws in the State of Nevada on February 16, 2017. The business background of the Company is described in the section of this Amended Annual Report entitled “DESCRIPTION OF BUSINESS”.  The reader should review that entire section.

Set forth below is information on organizational developments regarding the Company.  Other organizational-related matters are described in the section of this Amended Annual Report entitled “Description of Business”. Those matters include a significant change in the ownership of equity in the Company and a significant change in the officers and directors of the Company.  During the 8 months ending December 31, 2019, the Company, through its subsidiaries, mainly engaged in providing consultancy services in Hong Kong, Macau and The People’s Republic of China for marina construction and yacht brokerage.

On August 2, 2019, the Company formed a wholly owned subsidiary namely Vivic Corporation (Guangzhou) Co., Limited in the People’s Republic of China.

On September 19, 2019, the Company approved the change of fiscal year from April 30 to December 31.

On October 15, 2019, the Company completed the acquisition of 100% ownership of Guangzhou Monte Fino Yacht Company Limited in the People’s Republic of China.

On November 22, 2019, the Company formed a wholly owned subsidiary namely Vivic Corporation (Fujian) Co., Limited in the People’s Republic of China.

On January 15, 2020, the Company approved an amendment to the Company’s Certificate of Incorporation (the “Charter”) to file with the Secretary of State of the State of Nevada a Certificate of Amendment to the Charter (the “Charter Amendment”). Pursuant to the Charter Amendment, the Company’s Charter was amended, effective as of January 20, 2020, to effectuate a Four for One (4:1) forward split of the Company’s shares of common stock. This amendment supersedes the amendment filed on November 2, 2019 regarding the same Four for One (4:1) forward split. The number of authorized shares and par value remain unchanged.  All share and per share information in this financial statements and footnotes have been retroactively adjusted for the period and years presented, unless otherwise indicated, to give effect to the forward stock split.

a

Description of subsidiaries

Name	Place of incorporation and kind of legal entity	Principal activities and place of operation	Particulars of issued/ registered share capital	Effective interest held

Vivic Corporation (Hong Kong) Co., Limited	Hong Kong	Investment holding and tourism consultancy service	52,000,000 ordinary shares for HK$2,159,440	75%

Vivic Corporation (Guangzhou) Co., Limited	The People’s Republic of China	Tourism consultancy service	Registered: RMB10,000,000 Paid up: RMB0	75%

Vivic Corporation (Fujian) Co., Limited	The People’s Republic of China	Tourism consultancy service	Registered: RMB10,000,000 Paid up: RMB0	75%

Guangzhou Monte Fino Yacht Company Limited	The People’s Republic of China	Tourism consultancy service and provision of yacht service	Registered: RMB10,000,000 Paid up: RMB2,244,758	100%

Guangzhou Hysoul Yacht Company Limited	The People’s Republic of China	Provision of yacht service	Registered: RMB10,000,000 Paid up: RMB140,000	100%

Guangzhou Kha Shing Yacht Company Limited	The People’s Republic of China	Provision of yacht service	Registered: RMB10,000,000 Paid up: RMB73,000	90%

VIVC and its subsidiaries are hereinafter referred to as (the “Company”).

NOTE－2SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These accompanying consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes.

•Basis of presentation

These accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

•Use of estimates

In preparing these consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses during the period and years reported. Actual results may differ from these estimates.

•Basis of consolidation

The consolidated financial statements include the financial statements of VIVC and its subsidiaries. All significant inter-company balances and transactions within the Company have been eliminated upon consolidation.

•Cash and cash equivalents

Cash and cash equivalents consist primarily of cash in readily available checking and saving accounts. Cash equivalents consist of highly liquid investments that are readily convertible to cash and that mature within three months or less from the date of purchase. The carrying amounts approximate fair value due to the short maturities of these instruments.

b

•Property, plant, and equipment

Property, plant, and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

Expected useful life
Service yacht	10 years
Motor vehicle	5 years

Expenditure for repairs and maintenance is expensed as incurred. When assets have retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

•Revenue recognition

The Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”) using the full retrospective transition method. The Company's adoption of ASU 2014-09 did not have a material impact on the amount and timing of revenue recognized in its consolidated financial statements.

Under ASU 2014-09, the Company recognizes revenue when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

The Company derives its revenues from the sale and rendering of yacht services and recognizes in full upon completion of delivery to the receiver’s location or services to the customers. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

•	identify the contract with a customer;
•	identify the performance obligations in the contract;
•	determine the transaction price;
•	allocate the transaction price to performance obligations in the contract; and
•	recognize revenue as the performance obligation is satisfied.

•Comprehensive income

Accounting Standards Codification (“ASC”) ASC Topic 220, “Comprehensive Income”, establishes standards for reporting and display of comprehensive income, its components, and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated other comprehensive income, as presented in the accompanying consolidated statement of shareholders’ equity, consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

•Income taxes

Income taxes are determined in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

For the period ended December 31, 2019 and the years ended April 30, 2019 and 2018, the Company did not have any interest and penalties associated with tax positions. As of December 31, 2019, April 30, 2019 and 2018, the Company did not have any significant unrecognized uncertain tax positions.

•Foreign currencies translation

c

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the consolidated statement of operations.

The reporting currency of the Company is United States Dollar ("US$") and the accompanying consolidated financial statements have been expressed in US$. In addition, the Company and subsidiaries are operating in PRC and Hong Kong maintain their books and record in their local currency, Renminbi (“RMB”) and Hong Kong dollars (“HK$”), which is a functional currency as being the primary currency of the economic environment in which their operations are conducted. In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the year. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income within the statements of changes in stockholder’s equity.

Translation of amounts from RMB and HK$ into US$ has been made at the following exchange rates for the period ended December 31, 2019 and the years ended April 30, 2019 and 2018:

	December 31,	April 30,
	2019	2019	2018
Period-end RMB:US$ exchange rate	6.9668	6.9668	6.8764
Period averageRMB:US$exchange rate	6.9668	6.9668	6.6146
Period-end HK$:US$ exchange rate	7.7872	7.7872	7.8312
Period averageHK$:US$exchange rate	7.8346	7.8346	7.8370

•Leases

The Company adopted Topic 842, Leases (“ASC 842”), using the modified retrospective approach through a cumulative-effect adjustment and utilizing the effective date of January 1, 2019 as its date of initial application, with prior periods unchanged and presented in accordance with the previous guidance in Topic 840, Leases (“ASC 840”).

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Leases with a term greater than one year are recognized on the balance sheet as right-of-use assets, lease liabilities and long-term lease liabilities. The Company has elected not to recognize on the balance sheet leases with terms of one year or less. Operating lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected remaining lease term. However, certain adjustments to the right-of-use asset may be required for items such as prepaid or accrued lease payments. The interest rate implicit in lease contracts is typically not readily determinable. As a result, the Company utilizes its incremental borrowing rates, which are the rates incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment.

In accordance with the guidance in ASC 842, components of a lease should be split into three categories: lease components (e.g. land, building, etc.), non-lease components (e.g. common area maintenance, consumables, etc.), and non-components (e.g. property taxes, insurance, etc.). Subsequently, the fixed and in-substance fixed contract consideration (including any related to non-components) must be allocated based on the respective relative fair values to the lease components and non-lease components.

The Company made the policy election to not separate lease and non-lease components. Each lease component and the related non-lease components are accounted for together as a single component.

•Net income per share

The Company calculates net income per share in accordance with ASC Topic 260, “Earnings per Share.” Basic income per share is computed by dividing the net income by the weighted-average number of common shares outstanding during the year. Diluted income per share is computed similar to basic income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

d

•Retirement plan costs

Contributions to retirement plans (which are defined contribution plans) are charged to general and administrative expenses in the accompanying consolidated statements of operation as the related employee service is provided.

•Segment reporting

ASC Topic 280, “Segment Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. The Company operates in one reportable operating segment in Asian region.

•Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

•Concentrations and credit risk

The Company’s principal financial instruments subject to potential concentration of credit risk are cash and cash equivalents, including amounts held in money market accounts. The Company places cash deposits with a federally insured financial institution. The Company maintains its cash at banks and financial institutions it considers to be of high credit quality; however, the Company’s domestic cash deposits may at times exceed the Federal Deposit Insurance Corporation’s insured limit. Balances in excess of federally insured limitations may not be insured. The Company has not experienced losses on these accounts, and management believes that the Company is not exposed to significant risks on such accounts.

•Fair value of financial instruments

The carrying value of the Company’s financial instruments (excluding lease liability): cash and cash equivalents, accounts receivable, amounts due to related parties, accounts payable, income tax payable, amount due to a related party, other payables and accrued liabilities approximate at their fair values because of the short-term nature of these financial instruments.

Management believes, based on the current market prices or interest rates for similar debt instruments, the fair value of short-term bank borrowings and note payable approximate the carrying amount.

The Company also follows the guidance of the ASC Topic 820-10, “Fair Value Measurements and Disclosures” ("ASC 820-10"), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

●	Level 1 : Inputs are based upon unadjusted quoted prices for identical instruments traded in active markets;

●

Level 2 : Inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. Black-Scholes Option-Pricing model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs; and

●

Level 3 : Inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

•Recent accounting pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standard Board (“FASB”) or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company

e

believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

Accounting Standards Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”) in order to increase transparency and comparability among organizations by recognizing right-of-use assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous generally accepted accounting principles. ASU 2016-02 requires a lessee to recognize a lease liability for future lease payments and a right-of-use asset representing the right to use the underlying asset for the lease term on the balance sheet for most lease arrangements. The new standard also changes many key definitions, including the definition of a lease. The new standard includes a short-term lease exception for leases with a term of 12 months or less, as part of which a lessee can make an accounting policy election not to recognize right-of-use assets and lease liabilities. Lessees will continue to differentiate between finance leases (previously referred to as capital leases) and operating leases using classification criteria that are substantially similar to the previous guidance in ASC 840.

ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 (including interim periods within those periods) and early adoption is permitted. In August 2018, the FASB issued ASU 2018-11, Leases, Targeted Improvements, which provides a new transition option in which an entity initially applies ASU 2016-02 at the adoption date and recognizes a cumulative-effect adjustment in the period of adoption. Prior period comparative balances will not be adjusted. The Company used the new transition option and was also utilizing the package of practical expedients that allows it to not reassess: (1) whether any expired or existing contracts are or contain leases, (2) lease classification for any expired or existing leases, and (3) initial direct costs for any existing leases. We also used the short-term lease exception for leases with a term of 12 months or less. Additionally, the Company used the practical expedient that allowed each separate lease component of a contract and the associated non-lease components to be treated as a single lease component. The exercise of lease renewal options is at our discretion and the renewal to extend the lease terms are not included in the Company’s Right-Of-Use assets and lease liabilities as they are not reasonably certain of exercise. The Company will evaluate the renewal options and when they are reasonably certain of exercise, the Company will include the renewal period in its lease term. As of the January 1, 2019, effective date the Company identified one finance lease arrangement in which it is a lessee.

In calculating the present value of the lease payments, the Company applied an individual discount rate for each of its leases, and determined the appropriate discount rate based on the remaining lease terms at the date of adoption. As the lessee to several lease agreements, the Company did not have insight into the relevant information that would be required to arrive at the rate implicit in the lease. Therefore, the Company utilized its outstanding borrowings as a benchmark to determine the incremental borrowing rate for its leases. The benchmark rate was adjusted to arrive at an appropriate discount rate for each lease.

In June 2018, the FASB issued ASU No. 2018-07, Compensation-Stock Compensation: Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”), which expands the scope of Compensation – Stock Compensation (“Topic 718”) to include share-based payment transactions for acquiring goods and services from nonemployees. This amendment applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The Company adopted ASU 2018-07 on January 1, 2019. The impact was immaterial to the financial statements.

In June 2018, the FASB issued ASU No. 2018-08, Not-For-Profit Entities – Clarifying the Scope and the Accounting Guidance for Contributions Received and Contributions Made (“ASU 2018-08”).  ASU 2018-08 clarifies how an entity determines whether a resource provider is participating in an exchange transaction by evaluating whether the resource provider is receiving commensurate value in return for the resources transferred. The guidance is effective for annual periods beginning after June 15, 2018, including interim periods within those annual periods, and has been adopted on a modified prospective basis. The modified prospective adoption is applied to agreements that are not completed as of the effective date, or entered after the effective date. Under the modified prospective adoption approach, prior period results have not been restated and no cumulative-effect adjustment has been recorded. The Company does not expect this standard to have a material impact on its financial statements.

Accounting Standards Issued, Not Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This ASU requires measurement and recognition of expected credit losses for financial assets. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans, and available-for-sale debt securities. ASU 2016-13 is effective for the Company beginning January 1, 2023. Entities will apply the standard's provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company is currently evaluating the potential effect of this standard on its financial statements. The Company does not expect this standard to have a material impact on its financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (“ASU 2018-13”), which eliminates, adds, and modifies certain disclosure requirements for fair value measurements. The amendment is effective for interim and annual reporting

f

periods beginning after December 15, 2019. The Company is currently assessing the impact this will have on the financial statements.

In November 2018, the FASB issued ASU No. 2018-18, Collaborative Arrangements (“ASU 2018-18”), which clarifies the interaction between ASC 808, Collaborative Arrangements and ASC 606, Revenue from Contracts with Customers. Certain transactions between participants in a collaborative arrangement should be accounted for under ASC 606 when the counterparty is a customer. In addition, ASU 2018-18 precludes an entity from presenting consideration from a transaction in a collaborative arrangement as revenue if the counterparty is not a customer for that transaction. ASU 2018-18 should be applied retrospectively to the date of initial application of ASC 606. This guidance is effective for interim and fiscal periods beginning after December 15, 2019. The Company is currently assessing the impact this will have on the financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes: Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2020, with early adoption permitted. Adoption of the standard requires certain changes to be made prospectively, with some changes to be made retrospectively. The Company does not expect the adoption of this standard to have a material impact on our financial position, results of operations or cash flows.

NOTE－3GOING CONCERN UNCERTAINTIES

The accompanying consolidated financial statements have been prepared using the going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company has suffered from net loss of $362,244 during the eight months ended December 31, 2019. Also, at December 31, 2019, the Company has incurred an accumulated deficit of $344,788 and working capital deficit of $427,643.

The continuation of the Company as a going concern through December 31, 2019 is dependent upon the continued financial support from its shareholders. Management believes the Company is currently pursuing additional financing for its operations. However, there is no assurance that the Company will be successful in securing sufficient funds to sustain the operations.

These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and liabilities that may result in the Company not being able to continue as a going concern.

NOTE－4BUSINESS COMBINATION

On October 15, 2019, the Company completed the Acquisition of Guangzhou Monte Fino Yacht Company Limited and Subsidiaries (collectively “MF Group”) (the “Acquisition”) for its 100% equity interest. The total consideration of the acquisition is approximately $85,000 in cash.

The purchase price allocation resulted in $299,242 of goodwill, as below:

Acquired assets:	US$
Cash and cash equivalents	$6,132
Deposits and prepayments	34,207
Other receivables	29,890
Plant and equipment	268,777
339,006

Less: Assumed liabilities
Accounts payable	(12,152)
Accrued liabilities and other payables	(66,389)
Amount due to a director	(459,084)
Lease liability	(15,623)
(553,248)

Fair value of net assets acquired	(214,242)
Goodwill recorded	299,242

g

Cash consideration allocated	$85,000

The Acquisition was accounted for as a business combination in accordance with ASC 805 “Business Combinations”. The Company has allocated the purchase price consideration based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. Management of the Company is responsible for determining the fair value of assets acquired, liabilities assumed and intangible assets identified as of the acquisition date and considered a number of factors including valuations from management estimation. Acquisition-related costs incurred for the acquisitions are not material and have been expensed as incurred in general and administrative expense.

The goodwill is fully impaired during the period ended December 31, 2019.

This Acquisition is considered as related party transaction, which the director of the Company controlled both companies.

NOTE－5PROPERTY, PLANT AND EQUIPMENT

Property, plant, and equipment consisted of the following:

	December 31,	April 30,
	2019	2019	2018
At cost:
Service yacht	$354,568	$-	$-
Motor vehicle	18,164	-	-
Buggy and computer equipment	-	-	6,150
Less: accumulated depreciation	(107,192)	-	(1,446)
	$265,540	$-	$4,704

Depreciation expense for the period ended December 31, 2019 and the years ended April 30, 2019 and 2018 were $9,672, $1,026,and $1,446, respectively.

NOTE－6AMOUNTS DUE TO RELATED PARTIES

The amounts represented temporary advances to the Company by the shareholders and director of the Company, which were unsecured, interest-free and had no fixed terms of repayments. Imputed interest from related parties’ loan is not significant.

NOTE－7LEASE LIABILITY

The Company purchased a service vehicle under a financing lease arrangement with the effective interest rate of 2.25% per annum, due through August 30, 2022, with principal and interest payable monthly. The lease liability is as follows:

Right of use assets and Lease liability – right of use are as follows:

	December 31,	April 30,
	2019	2019	2018

Right of use assets	$17,256	$-	$-

h

The lease liability – right of use is as follows:

	December 31,	April 30,
	2019	2019	2018

Current portion	$5,022	$-	$-
Non-current portion	9,758	-	-

Total	$14,780	$-	$-

As of December 31, 2019, the maturities of the lease liability – right of use which have initial or remaining lease terms in excess of one year consist of the following:

Year ending December 31:
2020	$6,589
2021	6,589
2022	5,785

Total:	$18,963

NOTE－8INCOME TAXES

The Company has operations in various countries and is subject to tax in the jurisdictions in which it operates, as follows:

United States of America

VIVC is registered in the State of Delaware and is subject to US federal corporate income tax. The U.S. Tax Cuts and Jobs Act (the “Tax Reform Act”) was signed into law. The Tax Reform Act significantly revised the U.S. corporate income tax regime by, among other things, lowering the U.S. corporate tax rate from 35% to 21% effective January 1, 2018. The Company’s policy is to recognize accrued interest and penalties related to unrecognized tax benefits in its income tax provision. The Company has not accrued or paid interest or penalties which were not material to its results of operations for the period and years presented.

The reconciliation of income tax rate to the effective income tax rate based on income before income taxes for the period ended December 31, 2019 and the years ended April 30, 2019 and 2018 are as follows:

	8 months ended
	December 31,	Years ended April 30,
	2019	2019	2018

(Loss) income before income taxes	$(160,566)	$33,054	$(18,910)
Statutory income tax rate	21%	21%	21%
Income tax expense at statutory rate	(33,719)	6,941	(3,971)
Tax effect of non-deductible items	62,841	-	(411)
Tax effect of allowance	-	-	4,382
Income tax expense	$29,122	$6,941	$-

Taiwan

The Company’s Taiwan branch operating in Taiwan is subject to the Taiwan Profits Tax at the income tax rates ranging from 20% on the assessable income arising in Taiwan during its tax year.

The reconciliation of income tax rate to the effective income tax rate based on loss before income taxes for the period ended December 31, 2019 and the year ended April 30, 2019 are as follows:

i

	8 months ended	Year ended
	December 31,	April 30,
	2019	2019

Loss before income taxes	$(36,825)	$-
Statutory income tax rate	20%	20%
Income tax expense at statutory rate	(7,365)	-
Tax effect of non-deductible items	-	-
Net operating loss	7,365	-
Income tax expense	$-	$-

Hong Kong

The Company’s subsidiary operating in Hong Kong is subject to the Hong Kong Profits Tax at the income tax rates ranging from 8.25% to 16.5% on the assessable income arising in Hong Kong during its tax year.

The reconciliation of income tax rate to the effective income tax rate based on loss before income taxes for the period ended December 31, 2019 and the year ended April 30, 2019 are as follows:

	8 months ended	Year ended
	December 31,	April 30,
	2019	2019

Loss before income taxes	$(39,123)	$-
Statutory income tax rate	16.5%	16.5%
Income tax expense at statutory rate	(6,455)	-
Tax effect of non-taxable income	(53)
Tax effect of non-deductible items	189	-
Net operating loss	6,319	-
Income tax expense	$-	$-

The People’s Republic of China

The Company’s subsidiary operating in The People’s Republic of China (“PRC) is subject to the PRC Profits Tax at the income tax rates 25% on the assessable income arising in PRC during its tax year.

The reconciliation of income tax rate to the effective income tax rate based on income before income taxes for the period ended December 31, 2019 and the year ended April 30, 2019 are as follows:

	8 months ended	Year ended
	December 31,	April 30,
	2019	2019

Loss before income taxes	$(96,608)	$-
Statutory income tax rate	25%	25%
Income tax expense at statutory rate	(24,152)	-
Net operating loss	24,152	-
Income tax expense	$-	$-

The following table sets forth the significant components of the deferred tax assets and liabilities of the Company as of December 31, 2019 and April 30, 2019:

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	December 31,	April 30,
	2019	2019

Deferred tax assets on
Net operating loss carryforwards:
-Taiwan	$7,365	$-
-Hong Kong	6,319	-
-PRC	24,152	-
Less: valuation allowance	(37,836)	-
Deferred tax assets, net	$-	$-

As of December 31, 2019, the operations in incurred $37,836 of cumulative net operating losses which can be carried forward to offset future taxable income. There is no expiry in net operating loss carryforwards. The Company has provided for a full valuation allowance against the deferred tax assets of $37,836 on the expected future tax benefits from the net operating loss carryforwards as the management believes it is more likely than not that these assets will not be realized in the future.

NOTE－9SHAREHOLDERS’ (DEFICIT) EQUITY

Authorized Shares

The Company’s authorized shares are 5,000,000 preferred shares and 70,000,000 common shares with a par value of $0.001 per share.

Preferred Shares

For the year ended April 30, 2019, the Company issued 832,000 shares of its preferred stock at $0.001 for total proceeds of $832.

As of December 31, 2019, April 30, 2019 and 2018, the Company had a total of 832,000, 832,000 and 0 shares of its preferred stock issued and outstanding, respectively.

Common Shares

For the year ended April 30, 2018, the Company issued 3,360,000(post-forward split) shares of its common stock at $0.03 per share for total proceeds of $25,200.

For the year ended April 30, 2019, the Company issued 96,024,000(post-forward split) shares of its common stock at $0.001 per share for total proceeds of $24,006.

For the period ended December 31, 2019, the Company cancelled 85,020,800(post-forward split) shares of its common stock.

On November 2, 2019, the Company approved an amendment to its Certificate of Incorporation (the “Charter”) to file with the Secretary of State of the State of Nevada a Certificate of Amendment to the Charter (the “Charter Amendment”). Pursuant to the Charter Amendment, the Company’s Charter was amended, effective as of November 19, 2019, to effectuate a Four for One (4:1) forward split of the Company’s shares of common stock.

On January 15, 2020, the Company approved an amendment to the Company’s Certificate of Incorporation (the “Charter”) to file with the Secretary of State of the State of Nevada a Certificate of Amendment to the Charter (the “Charter Amendment”). Pursuant to the Charter Amendment, the Company’s Charter was amended, effective as of January 20, 2020, to effectuate a Four for One (4:1) forward split of the Company’s shares of common stock. This amendment supersedes the amendment filed on November 2, 2019 regarding the same Four for One (4:1) forward split.

The number of authorized shares and par value remain unchanged.  All share and per share information in this consolidated financial statements and footnotes have been retroactively adjusted for the period and years presented, unless otherwise indicated, to give effect to the forward stock split.

As of December 31, 2019, April 30, 2019 and 2018, the Company had a total of 32,363,200, 117,384,000 and 21,360,000 shares of its common stock issued and outstanding, respectively.

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NOTE－10PENSION COSTS

The Company is required to make contribution to their employees under a government-mandated defined contribution pension scheme for its eligible full-times employees in PRC, Taiwan, and Hong Kong. The Company is required to contribute a specified percentage of the participants’ relevant income based on their ages and wages level. During the period ended December 31, 2019 and the year ended April 30, 2019, $4,449 and $0 contributions were made accordingly.

NOTE－11RELATED PARTY TRANSACTIONS

In support of the Company’s efforts and cash requirements, it may rely on advances from related parties until such time that the Company can support its operations or attains adequate financing through sales of its equity or traditional debt financing. There is no formal written commitment for continued support by officers, directors, or shareholders. Amounts represent advances or amounts paid in satisfaction of liabilities. The advances are considered temporary in nature and have not been formalized by a promissory note.

As of April 30, 2018, the Company owed a total of $10,078 to Yoel Rosario Duran, a former officer and director of the Company. In December 2018, all the loans and due owned to the officers and shareholder have been paid off or forgiven by exchange of buggy and computer equipment.

In October 15, 2019, the Company paid $85,000 to Kung Yun-Kuang, its director to acquire subsidiary - Guangzhou Monte Fino Yacht Company Limited.

The Company paid $37,500 consulting fee to Honetech Inc., its controlling shareholder during the period ended December 31, 2019.

The Company paid $60,000 consulting fee to Continental Development Corporation, its related party during the period ended December 31, 2019.

Also, the Company received $424,000 consultancy service income from one of its shareholders during the period ended December31, 2019.

The Company is actively working together with Eco Gas Tech Co. Ltd.  in an attempt to develop an energy-efficient engine to be used in yachts.  Eco Gas is owned by the President of VIVIC Corp.  Those two companies work closely together and are closely related.

Apart from the transactions and balances detailed elsewhere in these accompanying consolidated financial statements, the Company has no other significant or material related party transactions during the periods and years presented.

NOTE－12COMMITMENTS AND CONTINGENCIES

As of December 31, 2019, the Company has no material commitments and contingencies.

NOTE－13SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred after December 31, 2019, up through April 2, 2020 the Company issued the audited financial statements.

On January 20, 2020, a Four for One (4:1) forward split took effect on the issued and outstanding shares of the Company’s common stock.

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

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 The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$
Listing Fees	$
Transfer Agent Fees	$
Accounting fees and expenses	$
Legal fees and expenses	$
Total	$

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above.

INDEMNIFICATION OF DIRECTOR AND OFFICER

Our bylaws provide that we will indemnify our director and officer to the fullest extent permitted by the New York corporation laws.

There is no pending litigation or proceeding naming any our director or officer to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

RECENT SALES OF UNREGISTERED SECURITIES

On July 10, 2020, we approved the issuance of the 13,083,162 shares of common stock to a group of individuals and entities pursuant to the stock purchase agreements. The issuance of these shares is pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of1933.

On June 29, 2020, the Company approved the share cancellation agreements to cancel 19,512,441shares of common stock held by a group of individuals and entities.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
3.1	Articles of Incorporation and Amendments*
3.2	Bylaws*
5.1	Legal Opinion by Bernard & Yam, LLP
23.1 23.2	Auditor Consent Auditor Consent

*Incorporated by reference to the Form S-1 Registration Statement filed on July 5, 2017

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

 1.     To file, during any period in which it offers or sells securities, a post- effective amendment to this Registration Statement to:

(a)	include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

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(b)

reflect in the Prospectus any facts or events which,  individually or together, represent a fundamental change in the information set forth in this Registration Statement; and notwithstanding the forgoing, any increase or decrease  in volume of  securities  offered (if the total  dollar value of  securities  offered  would not exceed that which was registered)  and  any  deviation  from  the  low or  high  end of the estimated  maximum  offering  range may be  reflected  in the form of  Prospectus  filed with the commission  pursuant to Rule 424(b) if, in  the aggregate,  the changes in the volume and price represent no more  than a 20% change in the maximum  aggregate  offering price set forth in the  "Calculation  of  Registration  Fee"  table in the  effective  Registration Statement; and

(c)	include any additional or changed material information on the plan of distribution.

 2.    That, for the purpose of determining anyliability underthe SecuritiesAct, each such post-effective amendment shallbe deemed to be a new registration statement relating to the securities offered herein, and theoffering ofsuch securities atthat time shallbe deemed tobe the initial bona fide offering thereof.

 3.    To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

 4.    That, for determining our liability under the Securities Act to any  purchaser in the initial distribution of the securities, we undertake that in a primary offering of our securities pursuant to thisRegistrationStatement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following  communications, we will be a seller to thepurchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary Prospectus or Prospectus that we file relating to the offering required to be filed pursuant to Rule 424 (Section 230.424 of this chapter);

(ii)	any free writing Prospectus relating to the offering prepared by or on our behalf or used or referred to by us;

(iii)	the portion of any other free writing Prospectus relating to the offering containing material informationabout us or our securities provided by or on behalf of us;

(iv) and any other communication that is an offer in the offering made by us to the purchaser

Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in  a  registration  statement  or  Prospectus  that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that  is  part of the registration statement will, as to a purchaser with a time of contract  of sale prior to such first use, supersede or modify any statement that was made in  the  registration statement or Prospectus that was part of the registration statement or  made  in any such document immediately prior to such date of first use.

 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controllingpersons pursuant to the provisions above, or otherwise, we have been advised that in theopinion of the Securities and Exchange Commission suchindemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

 In the event that a claim for  indemnification  against such liabilities,  other than the  payment by us of expenses incurred  or paid by one of our  Directors, officers,  or controlling  persons in the successful defense of any action, suit or  proceeding,  is asserted by one of our Directors,  officers,  or controlling persons in connection with the securities being  registered,  we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit  to a  court  of  appropriate  jurisdiction  the  question  whether  such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

Vivic Corp
(Registrant)

Date:	October 13, 2020	By:	/s/ Shang-Chiai Kung
Shang-Chiai Kung
President and Chief Executive Officer, Chairman of the Board, Director Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Cheng-Hsing Hsu Cheng-Hsing Hsu	Director, CFO, (Principal Accounting Officer)	October 13, 2020
/s/ Cheng-Lung Soong Cheng-Lung Soong	Director and Secretary	October 13, 2020

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